Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Signet Jewelers Limited:

We have audited the accompanying consolidated balance sheets of Signet Jewelers Limited and subsidiaries (Signet) as of February 1, 2014 and February 2, 2013, and the related consolidated income statements, statements of comprehensive income, statements of cash flows, and statements of shareholders’ equity for the 52 week period ended February 1, 2014, the 53 week period ended February 2, 2013, and the 52 week period ended January 28, 2012. We also have audited Signet’s internal control over financial reporting as of February 1, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Signet’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s annual report on internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on Signet’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signet Jewelers Limited and subsidiaries as of February 1, 2014 and February 2, 2013, and the results of its operations and its cash flows for the 52 week period ended February 1, 2014, the 53 week period ended February 2, 2013, and the 52 week period ended January 28, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Signet Jewelers Limited and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of February 1, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ KPMG LLP

Cleveland, Ohio

March 27, 2014 , except for Note 26,
as to which the date is May 9, 2014

SIGNET JEWELERS LIMITED

CONSOLIDATED INCOME STATEMENTS

	Fiscal 2014	Fiscal 2013	Fiscal 2012	Notes
(in millions, except per share amounts)
Sales	$4,209.2	$3,983.4	$3,749.2	2
Cost of sales	(2,628.7)	(2,446.0)	(2,311.6)

Gross margin	1,580.5	1,537.4	1,437.6
Selling, general and administrative expenses	(1,196.7)	(1,138.3)	(1,056.7)
Other operating income, net	186.7	161.4	126.5	3

Operating income	570.5	560.5	507.4	2
Interest expense, net	(4.0)	(3.6)	(5.3)

Income before income taxes	566.5	556.9	502.1
Income taxes	(198.5)	(197.0)	(177.7)	5

Net income	$368.0	$359.9	$324.4

Earnings per share: basic	$4.59	$4.37	$3.76	6
diluted	$4.56	$4.35	$3.73	6
Weighted average common shares outstanding: basic	80.2	82.3	86.2	6
diluted	80.7	82.8	87.0	6
Dividends declared per share	$0.60	$0.48	$0.20	7

The accompanying notes are an integral part of these consolidated financial statements.

SIGNET JEWELERS LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal 2014			Fiscal 2013			Fiscal 2012
	Pre-tax amount	Tax (expense) benefit	After-tax amount	Pre-tax amount	Tax (expense) benefit	After-tax amount	Pre-tax amount	Tax (expense) benefit	After-tax amount
(in millions)
Net income			$368.0			$359.9			$324.4
Other comprehensive income (loss):
Foreign currency translation adjustments	$12.4	$—	12.4	$(0.5)	$—	(0.5)	$(3.9)	$—	(3.9)
Cash flow hedges:
Unrealized (loss) gain	(33.0)	11.0	(22.0)	(10.4)	3.7	(6.7)	49.7	(17.5)	32.2
Reclassification adjustment for losses (gains) to net income	11.1	(4.4)	6.7	(22.4)	8.0	(14.4)	(24.6)	8.6	(16.0)
Pension plan:
Actuarial gain (loss)	0.2	—	0.2	6.2	(1.5)	4.7	(10.8)	3.5	(7.3)
Reclassification adjustment to net income for amortization of actuarial loss	2.3	(0.6)	1.7	3.2	(0.8)	2.4	2.6	(0.8)	1.8
Prior service (benefit) costs	(0.9)	0.2	(0.7)	(1.1)	0.3	(0.8)	7.5	(2.0)	5.5
Reclassification adjustment to net income for amortization of prior service credits	(1.5)	0.4	(1.1)	(1.6)	0.4	(1.2)	(1.0)	0.3	(0.7)

Total other comprehensive (loss) income	$(9.4)	$6.6	$(2.8)	$(26.6)	$10.1	$(16.5)	$19.5	$(7.9)	$11.6

Total comprehensive income			$365.2			$343.4			$336.0

The accompanying notes are an integral part of these consolidated financial statements.

SIGNET JEWELERS LIMITED

CONSOLIDATED BALANCE SHEETS

	February 1, 2014	February 2, 2013	Notes
(in millions, except par value per share amount)
Assets
Current assets:
Cash and cash equivalents	$247.6	$301.0	9
Accounts receivable, net	1,374.0	1,205.3	10
Other receivables	51.5	42.1
Other current assets	87.0	85.6
Deferred tax assets	3.0	1.6	5
Income taxes	6.5	3.5
Inventories	1,488.0	1,397.0	11

Total current assets	3,257.6	3,036.1

Non-current assets:
Property, plant and equipment, net	487.6	430.4	13
Other assets	114.0	99.9	12
Deferred tax assets	113.7	104.1	5
Retirement benefit asset	56.3	48.5	20

Total assets	$4,029.2	$3,719.0

Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$19.3	$—	18
Accounts payable	162.9	155.9
Accrued expenses and other current liabilities	328.5	326.4	15
Deferred revenue	173.0	159.7	16
Deferred tax liabilities	113.1	129.6	5
Income taxes	103.9	100.3

Total current liabilities	900.7	871.9

Non-current liabilities:
Other liabilities	121.7	111.3	17
Deferred revenue	443.7	405.9	16

Total liabilities	1,466.1	1,389.1

Commitments and contingencies			22
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.2 shares outstanding (2013: 81.4 outstanding)	15.7	15.7	21
Additional paid-in capital	258.8	246.3
Other reserves	235.2	235.2	21
Treasury shares at cost: 7.0 shares (2013: 5.8 shares)	(346.2)	(260.0)	21
Retained earnings	2,578.1	2,268.4	21
Accumulated other comprehensive loss	(178.5)	(175.7)

Total shareholders’ equity	2,563.1	2,329.9

Total liabilities and shareholders’ equity	$4,029.2	$3,719.0

The accompanying notes are an integral part of these consolidated financial statements.

SIGNET JEWELERS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Cash flows from operating activities
Net income	$368.0	$359.9	$324.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	110.2	99.4	92.4
Pension (benefit) expense	(0.5)	3.2	3.3
Share-based compensation	14.4	15.7	17.0
Deferred taxation	(20.4)	4.3	29.3
Excess tax benefit from exercise of share awards	(6.5)	(7.4)	(3.9)
Facility amendment fee amortization and charges	0.4	0.4	1.9
Other non-cash movements	(3.3)	(1.4)	0.3
Changes in operating assets and liabilities:
Increase in accounts receivable	(168.3)	(117.1)	(152.5)
Increase in other receivables and other assets	(21.6)	(1.3)	(17.8)
(Increase) decrease in other current assets	(3.9)	(5.2)	1.8
Increase in inventories	(98.4)	(65.7)	(115.2)
Increase (decrease) in accounts payable	3.2	(39.6)	57.2
Increase in accrued expenses and other liabilities	8.6	13.4	26.5
Increase in deferred revenue	50.8	40.6	28.9
Increase in income taxes payable	7.9	27.2	43.3
Pension plan contributions	(4.9)	(13.7)	(14.2)
Effect of exchange rate changes on currency swaps	(0.2)	—	2.5

Net cash provided by operating activities	235.5	312.7	325.2

Investing activities
Purchase of property, plant and equipment	(152.7)	(134.2)	(97.8)
Acquisition of Ultra Stores, Inc., net of cash received	1.4	(56.7)	—
Acquisition of diamond polishing factory	(9.1)	—	—

Net cash used in investing activities	(160.4)	(190.9)	(97.8)

Financing activities
Dividends paid	(46.0)	(38.4)	(8.7)
Proceeds from issuance of common shares	9.3	21.6	10.6
Excess tax benefit from exercise of share awards	6.5	7.4	3.9
Repurchase of common shares	(104.7)	(287.2)	(12.7)
Net settlement of equity based awards	(9.2)	(11.5)	—
Credit facility fees paid	—	—	(2.1)
Proceeds from (repayment of) short-term borrowings	19.3	—	(31.0)

Net cash used in financing activities	(124.8)	(308.1)	(40.0)

Cash and cash equivalents at beginning of period	301.0	486.8	302.1
(Decrease) increase in cash and cash equivalents	(49.7)	(186.3)	187.4
Effect of exchange rate changes on cash and cash equivalents	(3.7)	0.5	(2.7)

Cash and cash equivalents at end of period	$247.6	$301.0	$486.8

Supplemental cash flow information:
Interest paid	$3.5	$3.4	$5.1
Income taxes paid	211.0	165.6	105.1

The accompanying notes are an integral part of these consolidated financial statements.

SIGNET JEWELERS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common shares at par value	Additional paid-in- capital	Other reserves (Note 21)	Treasury shares	Retained earnings	Accumulated other comprehensive (loss) income	Total shareholders’ equity
(in millions)
Balance at January 29, 2011	$15.5	$196.8	$235.2	$—	$1,662.3	$(170.8)	$1,939.0
Net income	—	—	—	—	324.4	—	324.4
Other comprehensive income	—	—	—	—	—	11.6	11.6
Dividends	—	—	—	—	(17.4)	—	(17.4)
Repurchase of common shares	—	—	—	(12.7)	—	—	(12.7)
Share options exercised	0.1	14.5	—	—	—	—	14.6
Share-based compensation expense	—	19.6	—	—	—	—	19.6

Balance at January 28, 2012	15.6	230.9	235.2	(12.7)	1,969.3	(159.2)	2,279.1
Net income	—	—	—	—	359.9	—	359.9
Other comprehensive income	—	—	—	—	—	(16.5)	(16.5)
Dividends	—	—	—	—	(39.5)	—	(39.5)
Repurchase of common shares	—	—	—	(287.2)	—	—	(287.2)
Net settlement of equity based awards	—	(7.4)	—	10.8	(14.9)	—	(11.5)
Share options exercised	0.1	7.1	—	29.1	(6.4)	—	29.9
Share-based compensation expense	—	15.7	—	—	—	—	15.7

Balance at February 2, 2013	15.7	246.3	235.2	(260.0)	2,268.4	(175.7)	2,329.9
Net income	—	—	—	—	368.0	—	368.0
Other comprehensive income	—	—	—	—	—	(2.8)	(2.8)
Dividends	—	—	—	—	(48.2)	—	(48.2)
Repurchase of common shares	—	—	—	(104.7)	—	—	(104.7)
Net settlement of equity based awards	—	(1.7)	—	7.1	(8.1)	—	(2.7)
Share options exercised	—	(0.2)	—	11.4	(2.0)	—	9.2
Share-based compensation expense	—	14.4	—	—	—	—	14.4

Balance at February 1, 2014	$15.7	$258.8	$235.2	$(346.2)	$2,578.1	$(178.5)	$2,563.1

The accompanying notes are an integral part of these consolidated financial statements.

SIGNET JEWELERS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Principal accounting policies

Signet Jewelers Limited (“Signet”, or the “Company”) is a holding company, incorporated in Bermuda, that operates through its subsidiaries. Signet is a leading retailer whose results principally derive from one business segment—the retailing of jewelry, watches and associated services. The Company manages its business as two geographical reportable segments, being the United States of America (the “US”) and the United Kingdom (the “UK”). The US division operates retail stores under brands including Kay Jewelers, Jared The Galleria Of Jewelry and various regional brands. In Fiscal 2013, Ultra Stores Inc. was acquired by Signet, of which the majority of these stores were converted to the Kay brand during Fiscal 2014, with the remaining being accounted for within the regional brands. See Note 14. The UK division’s retail stores operate under brands including H.Samuel and Ernest Jones.

In the fourth quarter of Fiscal 2014, subsequent to the November 4, 2013 acquisition of a diamond polishing factory in Gaborone, Botswana, management established a separate operating segment (“Other”), which consists of all non-reportable segments including subsidiaries involved in the purchasing and conversion of rough diamonds to polished stones. See Note 14.

The following accounting policies have been applied consistently in the preparation of the Company’s financial statements with respect to items which are considered material in all reporting periods presented herein.

(a) Basis of preparation

The consolidated financial statements of Signet are prepared in accordance with US generally accepted accounting principles (“US GAAP”) and include the results of Signet and its subsidiaries for the 52 week period ended February 1, 2014 (“Fiscal 2014”), as Signet’s fiscal year ends on the Saturday nearest January 31. The comparative periods are for the 53 week period ended February 2, 2013 (“Fiscal 2013”) and the 52 week period ended January 28, 2012 (“Fiscal 2012”). Intercompany balances have been eliminated on consolidation.

(b) Use of estimates

The preparation of consolidated financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are primarily made in relation to the valuation of receivables, inventories and deferred revenue, fair value of derivatives, depreciation and asset impairment, the valuation of employee benefits, income taxes and contingencies.

(c) Foreign currency translation

Assets and liabilities denominated in the UK pound sterling are translated into the US dollar at the exchange rate prevailing at the balance sheet date. Equity accounts denominated in the UK pound sterling are translated into US dollars at historical exchange rates. Revenues and expenses denominated in the UK pound sterling are translated into the US dollar at the monthly average exchange rate for the period and calculated each month from the weekly exchange rates weighted by sales of the UK division. Gains and losses resulting from foreign currency transactions are included within the consolidated income statement, whereas translation adjustments and gains and losses related to intercompany loans of a long-term investment nature are recognized as a component of accumulated other comprehensive income (loss) (“OCI”). In addition, as the majority of the sales and expenses related to the factory in Gaborone, Botswana are transacted in US dollars, there is no related foreign currency translation as the US dollar is the functional currency.

(d) Revenue recognition

Revenue is recognized when:

•	there is persuasive evidence of an agreement or arrangement;

•	delivery of products has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed and determinable; and

•	collectability is reasonably assured.

Signet’s revenue streams and their respective accounting treatments are discussed below:

Merchandise sales

Store sales are recognized when the customer receives and pays for the merchandise at the store with cash, in-house customer finance or a third party credit card. For online sales, sales are recognized at the estimated time the customer has received the merchandise. Amounts related to shipping and handling that are billed to customers are reflected in sales and the related costs are reflected in cost of sales.

Revenue on the sale of merchandise is reported net of anticipated returns and sales tax collected. Returns are estimated based on previous return rates experienced.

Any deposits received from a customer for merchandise are deferred and recognized as revenue when the customer receives the merchandise.

Certain of Signet’s merchandise sales are derived from providing replacement merchandise on behalf of insurance organizations to their customers who have experienced a loss of their property. In these cases, the sales price is established by contract with the insurance organization and revenue on the sale is recognized upon receipt of the merchandise by the customer.

Merchandise repairs

Revenue on repair of merchandise is recognized when the service is complete and the customer collects the merchandise at the store.

Extended service plans and lifetime warranty agreements

The US division sells extended service plans where it is obliged, subject to certain conditions, to perform repair work over the lifetime of the product. Revenue from the sale of extended service plans is deferred over 14 years. Revenue is recognized in relation to the costs expected to be incurred in performing these services, with approximately 45% of revenue recognized within the first two years (February 2, 2013: 46%). The deferral period is determined from patterns of claims costs, including estimates of future claims costs expected to be incurred. Management reviews the trends in claims to assess whether changes are required to the revenue and cost recognition rates used. All direct costs associated with the sale of these plans are deferred and amortized in proportion to the revenue recognized and disclosed as either other current assets or other assets.

Signet also sells warranty agreements in the capacity of an agent on behalf of a third-party. The commission that Signet receives from the third-party is recognized at the time of the sale less an estimate of cancellations based on historical experience.

Sale vouchers

In connection with certain promotions, the Company gives customers making a purchase a voucher granting the customers a discount on a future purchase, redeemable within a stated time frame. The Company accounts for such vouchers by allocating the fair value of the voucher between the initial purchase and the future purchase.

The fair value of the voucher is determined based on the average sales transactions in which the vouchers were issued and the estimated average sales transactions when the vouchers are expected to be redeemed, combined with the estimated voucher redemption rate. The fair value allocated to the future purchase is recorded as deferred revenue.

Sale of consignment inventory

Sales of consignment inventory are accounted for on a gross sales basis. This reflects that the Company is the primary obligor providing independent advice, guidance and after sales service to customers. The products sold from consignment inventory are indistinguishable to the customer from other products that are sold from purchased inventory and are sold on the same terms. The Company selects the products and suppliers at its own discretion and is responsible for determining the selling price and the physical security of the products making it liable for any inventory loss. It also takes the credit risk of a sale to the customer.

(e) Cost of sales and selling, general and administrative expenses

Cost of sales includes merchandise costs net of discounts and allowances, freight, processing and distribution costs of moving merchandise from suppliers to distribution centers and to stores, inventory shrinkage, store operating and occupancy costs, net bad debts and charges for late payments under the US in-house customer finance programs. Store operating and occupancy costs include utilities, rent, real estate taxes, common area maintenance charges and depreciation. Selling, general and administrative expenses include store staff and store administrative costs, centralized administrative expenses, including information technology, credit and eCommerce, advertising and promotional costs, and other operating expenses not specifically categorized elsewhere in the consolidated income statements.

(f) Store opening costs

The opening costs of new locations are expensed as incurred.

(g) Advertising and promotional costs

Advertising and promotional costs are expensed within selling, general and administrative expenses. Production costs are expensed at the first communication of the advertisements, while communication expenses are recognized each time the advertisement is communicated. For catalogues and circulars, costs are all expensed at the first date they can be viewed by the customer. Point of sale promotional material is expensed when first displayed in the stores. Gross advertising costs totaled $253.8 million in Fiscal 2014 (Fiscal 2013: $245.8 million; Fiscal 2012: $208.6 million).

(h) Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation, amortization and impairment losses. Maintenance and repair costs are expensed as incurred. Depreciation and amortization are recognized on the straight-line method over the estimated useful lives of the related assets as follows:

Buildings	30 – 40 years when land is owned or the remaining term of lease, not to exceed 40 years
Leasehold improvements	Remaining term of lease, not to exceed 10 years
Furniture and fixtures	Ranging from 3 – 10 years
Equipment, including software	Ranging from 3 – 5 years

Equipment, which includes computer software purchased or developed for internal use, is stated at cost less accumulated amortization. Signet’s policy provides for the capitalization of external direct costs of materials and services associated with developing or obtaining internal use computer software. In addition, Signet also capitalizes certain payroll and payroll-related costs for employees who are directly associated with internal use computer projects. Amortization is charged on a straight-line basis over periods from three to five years.

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Potentially impaired assets or asset groups are identified by reviewing the cash flows of individual stores. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the undiscounted cash flow is less than the asset’s carrying amount, the impairment charge recognized is determined by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. Property and equipment at stores planned for closure are depreciated over a revised estimate of their useful lives.

(i) Goodwill and other intangibles

Goodwill represents the excess of the purchase price of acquisitions over the Company’s interest in the fair value of the identifiable assets and liabilities acquired. Goodwill is recorded by the Company’s reporting units based on the acquisitions made by each. Goodwill is not amortized, but is reviewed for impairment and is required to be tested at least annually or whenever events or changes in circumstances indicate it is more likely than not that a reporting unit’s fair value is less than its carrying value. The annual testing date for reporting units within the US and UK segments is the last day of the fourth quarter.

The Company may elect to perform a qualitative assessment for each reporting unit to determine whether it is more likely than not that the fair value of the reporting unit is greater than its carrying value. If a qualitative assessment is not performed, or if as a result of a qualitative assessment it is not more likely than not that the fair value of a reporting unit exceeds its carrying value, then the reporting unit’s fair value is compared to its carrying value. Fair value is determined through the income approach using discounted cash flow models or market-based methodologies. Significant estimates used in these discounted cash flow models include: the weighted average cost of capital; long-term growth rates; expected changes to selling prices, direct costs and profitability of the business; and working capital requirements. Management estimates discount rates using post-tax rates that reflect assessments of the time value of money and Company-specific risks. If the carrying value exceeds the estimated fair value, the Company determines the fair value of all assets and liabilities of the reporting unit, including the implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value of goodwill, the Company recognizes an impairment charge equal to the difference.

Goodwill is recorded in other assets. See Note 12.

(j) Inventories

Inventories held in the US and UK division primarily represent goods held for resale and are valued at the lower of cost or market value. Cost is determined using average cost and includes costs directly related to bringing inventory to its present location and condition. These include relevant warehousing, distribution and certain buying, security and data processing costs. Market value is defined as estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution. Inventory write-downs are recorded for obsolete, slow moving or defective items and shrinkage. The write-down is equal to the difference between the cost of inventory and its estimated market value based upon assumptions of targeted inventory turn rates, future demand, management strategy and market conditions. Shrinkage is estimated and recorded based on historical physical inventory results, expectations of future inventory losses and current inventory levels. Physical inventories are taken at least once annually for all store locations and distribution centers.

Inventories held in the Company’s diamond sourcing operations are valued at the lower of cost, as determined on specific identification process, or market.

(k) Vendor contributions

Contributions are received from vendors through various programs and arrangements including cooperative advertising. Where vendor contributions related to identifiable promotional events are received, these are matched against the costs of these promotions. Vendor contributions, which are received as general contributions and not related to specific promotional events, are recognized as a reduction of inventory costs.

(l) In-house customer finance programs

Signet’s US division operates customer in-house finance programs that allow customers to finance merchandise purchases from the US division’s stores. Signet recognizes finance charges in accordance with the contractual agreements. Gross interest earned is recorded as other operating income in the income statement. See Note 3. In addition to interest-bearing accounts, a significant proportion of credit sales are made using interest-free financing for one year or less, subject to certain conditions.

Accrual of interest is suspended when accounts become more than 90 days aged. Upon suspension of the accrual of interest, interest income is subsequently recognized to the extent cash payments are received. Accrual of interest is resumed when receivables are removed from non-accrual status.

(m) Accounts receivable

Accounts receivable are stated at their nominal amounts and primarily include account balances outstanding from Signet’s in-house customer finance programs. The finance receivables from the in-house customer finance programs are comprised of a large volume of transactions with no one customer representing a significant balance. The initial acceptance of customer finance arrangements is based on proprietary consumer credit scores. Subsequent to the initial finance purchase, Signet monitors the credit quality of its customer finance receivable portfolio based on payment activity that drives the aging of receivables. This credit quality indicator is assessed on a real-time basis by Signet.

Accounts receivable under the customer finance programs are shown net of an allowance for uncollectible amounts. See Note 10. This allowance is an estimate of the losses as of the balance sheet date, and is calculated using a proprietary model that analyzes factors such as delinquency rates and recovery rates. A 100% allowance is made for any amount that is more than 90 days aged on a recency basis and any amount associated with an account the owner of which has filed for bankruptcy, as well as an allowance for those amounts 90 days aged and under based on historical loss information and payment performance. The calculation is reviewed by management to assess whether, based on economic events, additional analyses are required to appropriately estimate losses inherent in the portfolio.

Allowances for uncollectible amounts are recorded as a charge to cost of sales in the income statement. Receivables are charged off to the allowance when amounts become more than 120 days aged on the recency method and more than 240 days aged on the contractual method. See Note 10.

(n) Leases

Assets held under capital leases relate to leases where substantially all the risks and rewards of the asset have passed to Signet. All other leases are defined as operating leases. Where operating leases include predetermined rent increases, those rents are charged to the income statement on a straight-line basis over the lease term, including any construction period or other rental holiday. Other amounts paid under operating leases are charged to the income statement as incurred. Premiums paid to acquire short-term leasehold properties and inducements to enter into a lease are recognized on a straight line basis over the lease term.

Certain leases provide for contingent rentals that are not measurable at inception. These contingent rentals are primarily based on a percentage of sales in excess of a predetermined level. These amounts are excluded from minimum rent and are included in the determination of rent expense when it is probable that the expense has been incurred and the amount is reasonably estimable.

(o) Income taxes

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are recognized by applying statutory tax rates in effect in the years in which the differences between the financial reporting and tax filing bases of existing assets and liabilities are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

At any point in time, various tax years are subject to, or are in the process of, audit by various taxing authorities. To the extent that management’s estimates of settlements change, or the final tax outcome of these matters is different than the amounts recorded, such differences will impact the income tax provision in the period in which such determinations are made.

(p) Employee benefits

Signet operates a defined benefit pension plan in the UK (the “UK Plan”) which ceased to admit new employees effective April 2004. The UK Plan provides benefits to participating eligible employees. Beginning in Fiscal 2014, a change to the benefit structure was implemented and members’ benefits that accumulate after that date are now based upon career average salaries, whereas previously, all benefits were based on salaries at retirement. The UK Plan’s assets are held by the UK Plan.

The net periodic pension cost of the UK Plan is measured on an actuarial basis using the projected unit credit method and several actuarial assumptions, the most significant of which are the discount rate and the expected long-term rate of return on plan assets. Other material assumptions include rates of participant mortality, the expected long-term rate of compensation and pension increases and rates of employee attrition. Gains and losses occur when actual experience differs from actuarial assumptions. If such gains or losses exceed 10% of the greater of plan assets or plan liabilities, Signet amortizes those gains or losses over the average remaining service period of the employees.

The net periodic pension cost is charged to selling, general and administrative expenses in the income statement.

The funded status of the UK Plan is recognized on the balance sheet, and is the difference between the fair value of plan assets and the benefit obligation measured at the balance sheet date. Any gains or losses and prior service costs or credits that arise during the period but are not included as components of net periodic pension cost are recognized, net of tax, in the period within other comprehensive (loss) income.

Signet also operates a defined contribution pension plan in the UK and sponsors a defined contribution 401(k) retirement savings plan in the US. Contributions made by Signet to these pension arrangements are charged primarily to selling, general and administrative expenses in the income statement as incurred.

(q) Derivative financial instruments and hedge accounting

Signet enters into various types of derivative instruments to mitigate certain risk exposures related to changes in commodity costs and foreign exchange rates. Derivative instruments are recorded in the consolidated balance sheets at fair value, as either assets or liabilities, with an offset to current or comprehensive income, depending on whether the derivative qualifies as an effective hedge.

If a derivative instrument meets certain hedge accounting criteria, it may be designated as a cash flow hedge on the date it is entered into. A cash flow hedge is a hedge of the exposure to variability in the cash flows of a recognized asset, liability or a forecasted transaction. For cash flow hedge transactions, the effective portion of the changes in fair value of derivatives is recognized directly in equity as a component of accumulated OCI and is recognized in the consolidated income statements in the same period(s) and on the same financial statement line in which the hedged item affects net income. Amounts excluded from the effectiveness calculation and any ineffective portions of the change in fair value of the derivatives are recognized immediately in other operating income, net in the consolidated income statements. In addition, gains and losses on derivatives that do not qualify for hedge accounting are recognized immediately in other operating income, net.

In the normal course of business, the Company may terminate cash flow hedges prior to the occurrence of the underlying forecasted transaction. For cash flow hedges terminated prior to the occurrence of the underlying forecasted transaction, management monitors the probability of the associated forecasted cash flow transactions to assess whether any gain or loss recorded in accumulated OCI should be immediately recognized in net income.

Cash flows from derivative contracts are included in net cash provided by operating activities.

(r) Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, money market deposits and amounts placed with external fund managers with an original maturity of three months or less, and are carried at cost which approximates fair value. In addition, receivables from third-party credit card issuers typically converted to cash within 5 days of the original sales transaction are considered cash equivalents.

(s) Borrowing costs

Borrowings comprise interest bearing bank loans and bank overdrafts. Borrowing costs are capitalized and amortized into interest expense over the contractual term of the related loan.

(t) Share-based compensation

Signet measures share-based compensation cost for awards classified as equity at the grant date, based on the estimated fair value of the award, and recognizes the cost as an expense on a straight-line basis (net of estimated forfeitures) over the requisite service period of employees. Certain of Signet’s share plans include a condition whereby vesting is contingent on growth exceeding a given target, and therefore awards granted with this condition are considered to be performance-based awards.

Signet estimates fair value using a Black-Scholes model for awards granted under the Omnibus Plan (as defined in Note 23 below) and the binomial valuation model for awards granted under the Share Saving Plans (as defined in Note 23 below). Deferred tax assets for awards that result in deductions on the income tax returns of subsidiaries are recorded by Signet based on the amount of compensation cost recognized and the subsidiaries’ statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the subsidiaries’ income tax return are recorded in additional paid-in-capital (if the tax deduction exceeds the deferred tax asset) or in the income statement (if the deferred tax asset exceeds the tax deduction and no additional paid-in-capital exists from previous awards).

Share-based compensation is primarily recorded in selling, general and administrative expenses in the income statement, along with the relevant salary cost.

See Note 23 for a further description of Signet’s share-based compensation plans.

(u) Contingent liabilities

Provisions for contingent liabilities are recorded for probable losses when management is able to reasonably estimate the loss or range of loss.

When it is reasonably possible that a contingent liability may result in a loss or additional loss, the range of the loss is disclosed.

(v) Common shares

When new shares are issued, they are recorded in Common Shares at their par value. The excess of the issue price over the par value is recorded in additional paid-in capital.

(w) Dividends

Dividends are reflected as a reduction of retained earnings in the period in which they are formally approved by the Board of Directors (the “Board”).

(x) Recently issued accounting pronouncements

Adopted during the period

Reclassification out of Accumulated Other Comprehensive Income

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The new guidance does not change the current requirements for reporting net income or other comprehensive income, but it does require disclosure of amounts reclassified out of accumulated other comprehensive income by component, as well as require the presentation of these amounts on the face of the statements of comprehensive income or in the notes to the consolidated financial statements. ASU 2013-02 is effective for the reporting periods beginning after December 15, 2012. Signet adopted this guidance effective for the first quarter ended May 4, 2013 and the implementation of this accounting pronouncement did not have a material impact on Signet’s consolidated financial statements.

To be adopted in future periods

Presentation of Unrecognized Tax Benefit

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The new guidance requires, unless certain conditions exist, an unrecognized tax benefit to be presented as a reduction to a deferred tax asset in the financial statements for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. The guidance in ASU 2013-11 will become effective for the Company prospectively for fiscal years beginning after December 15, 2013, and interim periods within those years, with early adoption permitted. Retrospective application is also permitted. Signet did not early adopt this guidance and it has determined that implementation will not have a material impact on Signet’s consolidated financial statements.

(y) Reclassification

Signet has reclassified the presentation of certain prior year information to conform to the current year presentation.

2. Segment information

Effective with the fourth quarter of Fiscal 2014, management changed the Company’s segment reporting in order to align with a change in its organizational and management reporting structure. Signet’s sales are derived from the retailing of jewelry, watches, other products and services. Signet has identified two geographical reportable segments, being the US and UK divisions. These segments represent channels of distribution that offer similar merchandise and services and have similar marketing and distribution strategies. Both divisions are managed by executive committees, which report to Signet’s Chief Executive Officer, who reports to the Board. Each divisional executive committee is responsible for operating decisions within parameters set by the Board. The performance of each segment is regularly evaluated based on sales and operating income.

In the fourth quarter of Fiscal 2014, subsequent to the November 4, 2013 acquisition of a diamond polishing factory in Gaborone, Botswana, management established the Other operating segment which consists of all non-reportable segments including subsidiaries involved in the purchasing and conversion of rough diamonds to polished stones. This segment was determined to be non-reportable and will be aggregated with corporate administrative functions for segment reporting. Prior year results have been revised to reflect this change. All inter-segment sales and transfers are eliminated.

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Sales:
US	$3,517.6	$3,273.9	$3,034.1
UK	685.6	709.5	715.1
Other	6.0	—	—

Total sales	$4,209.2	$3,983.4	$3,749.2

Operating income (loss):
US	$553.2	$547.8	$478.0
UK	42.4	40.0	56.1
Other	(25.1)	(27.3)	(26.7)

Total operating income	$570.5	$560.5	$507.4

Depreciation and amortization:
US	$88.8	$75.9	$69.0
UK	21.4	23.5	23.4
Other	—	—	—

Total depreciation and amortization	$110.2	$99.4	$92.4

Capital additions:
US	$134.2	$110.9	$75.6
UK	18.4	23.1	22.2
Other	0.1	0.2	—

Total capital additions	$152.7	$134.2	$97.8

	February 1, 2014	February 2, 2013	January 28, 2012
(in millions)
Total assets:
US	$3,311.0	$2,979.2	$2,747.5
UK	484.6	449.9	427.3
Other	233.6	289.9	436.6

Total assets	$4,029.2	$3,719.0	$3,611.4

Total long-lived assets:
US	$423.6	$377.5	$305.8
UK	81.1	76.8	77.0
Other	9.7	0.7	0.6

Total long-lived assets	$514.4	$455.0	$383.4

Total liabilities:
US	$1,299.3	$1,243.4	$1,166.3
UK	139.3	116.9	146.2
Other	27.5	28.8	19.8

Total liabilities	$1,466.1	$1,389.1	$1,332.3

Sales by product

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Diamonds and diamond jewelry	$2,552.1	$2,410.7	$2,183.3
Gold, silver jewelry, other products and services	1,236.9	1,116.5	1,133.5
Watches	420.2	456.2	432.4

Total sales	$4,209.2	$3,983.4	$3,749.2

Sales to any individual customer were not significant to Signet’s consolidated sales.

3. Other operating income, net

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Interest income from in-house customer finance programs	$186.4	$159.7	$125.4
Other	0.3	1.7	1.1

Other operating income, net	$186.7	$161.4	$126.5

4. Compensation and benefits

Compensation and benefits were as follows:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Wages and salaries	$753.3	$713.4	$681.5
Payroll taxes	65.8	62.6	59.3
Employee benefit plans expense	10.2	12.9	11.3
Share-based compensation expense	14.4	15.7	17.0

Total compensation and benefits	$843.7	$804.6	$769.1

5. Income taxes

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Income before income taxes:
– US	$493.7	$494.3	$423.2
– Foreign	72.8	62.6	78.9

Total income before income taxes	$566.5	$556.9	$502.1

Current taxation:
– US	$211.8	$186.6	$136.9
– Foreign	7.1	6.1	11.5
Deferred taxation:
– US	(22.8)	3.1	26.1
– Foreign	2.4	1.2	3.2

Total income taxes	$198.5	$197.0	$177.7

As the statutory rate of corporation tax in Bermuda is 0%, the differences between the federal income tax rate in the US and the effective tax rates for Signet have been presented below:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
	%	%	%
US federal income tax rates	35.0	35.0	35.0
US state income taxes	2.5	2.7	2.7
Differences between US federal and foreign statutory income tax rates	(0.9)	(0.6)	(1.0)
Expenditures permanently disallowable for tax purposes, net of permanent tax benefits	0.6	0.8	1.1
Benefit of intra-group financing and services arrangements	(2.1)	(2.1)	(2.0)
Other items	(0.1)	(0.4)	(0.4)

Effective tax rate	35.0	35.4	35.4

Signet’s effective tax rate is largely impacted by the relative proportion of US and foreign income tax expense. In Fiscal 2014, Signet’s effective tax rate was the same as the US federal income tax rate because the US state income tax expense was substantially offset by the benefit of intra-group financing and services arrangements. Signet’s future effective tax rate is dependent on changes in the geographic mix of income and the movement in foreign exchange translation rates.

Deferred tax assets (liabilities) consisted of the following:

	February 1, 2014			February 2, 2013
	Assets	(Liabilities)	Total	Assets	(Liabilities)	Total
(in millions)
US property, plant and equipment	$—	$(70.1)	$(70.1)	$—	$(55.8)	$(55.8)
Foreign property, plant and equipment	7.0	—	7.0	6.7	—	6.7
Inventory valuation	—	(169.2)	(169.2)	—	(188.6)	(188.6)
Allowances for doubtful accounts	39.7	—	39.7	36.6	—	36.6
Revenue deferral	134.3	—	134.3	122.4	—	122.4
Derivative instruments	6.9	—	6.9	—	—	—
Straight-line lease payments	27.5	—	27.5	26.8	—	26.8
Deferred compensation	9.9	—	9.9	7.7	—	7.7
Retirement benefit obligations	—	(12.0)	(12.0)	—	(11.2)	(11.2)
Share-based compensation	10.3	—	10.3	10.7	—	10.7
US state income tax accruals	5.3	—	5.3	5.6	—	5.6
Other temporary differences	15.0	—	15.0	16.2	—	16.2
Value of foreign capital losses	15.8	—	15.8	16.5	—	16.5

Total gross deferred tax asset (liability)	$271.7	$(251.3)	$20.4	$249.2	$(255.6)	$(6.4)
Valuation allowance	(16.8)	—	(16.8)	(17.5)	—	(17.5)

Deferred tax asset (liability)	$254.9	$(251.3)	$3.6	$231.7	$(255.6)	$(23.9)

Current assets			$3.0			$1.6
Current liabilities			(113.1)			(129.6)
Non-current assets			113.7			104.1

Deferred tax asset (liability)			$3.6			$(23.9)

As of February 1, 2014 Signet had foreign gross capital loss carry forwards of $74.2 million (Fiscal 2013: $71.0 million) which are only available to offset future capital gains, if any, over an indefinite period.

The decrease in the total valuation allowance in Fiscal 2014 was $0.7 million due to changes in foreign exchange translation and tax rates (Fiscal 2013: $3.6 million net decrease; Fiscal 2012: $1.5 million net decrease). The valuation allowance primarily relates to foreign capital loss carry forwards that, in the judgment of management, are not more likely than not to be realized.

Signet believes that it is more likely than not that deferred tax assets not subject to a valuation allowance as of February 1, 2014 will be offset where permissible by deferred tax liabilities or realized on future tax returns, primarily from the generation of future taxable income.

Signet has business activity in all states within the US and files income tax returns for the US federal jurisdiction and all applicable states. Signet also files income tax returns in the UK and certain other foreign jurisdictions. Signet is subject to US federal and state examinations by tax authorities for tax years after November 1, 2008 and is subject to examination by the UK tax authority for tax years after January 31, 2012.

As of February 1, 2014 Signet had approximately $4.6 million (Fiscal 2013: $4.5 million; Fiscal 2012: $4.8 million) of unrecognized tax benefits in respect of uncertain tax positions, all of which would favorably affect the effective income tax rate if resolved in Signet’s favor. These unrecognized tax benefits relate to financing arrangements and intra-group charges which are subject to different and changing interpretations of tax law.

Signet recognizes accrued interest and, where appropriate, penalties related to unrecognized tax benefits within income tax expense. In Fiscal 2014, the total amount of interest recognized in income tax expense in the consolidated income statement was $0.1 million, net charge (Fiscal 2013: $0.2 million, net credit; Fiscal 2012: $0.1 million, net credit). As of February 1, 2014, Signet had accrued interest of $0.3 million (Fiscal 2013: $0.2 million; Fiscal 2012: $0.4 million).

The following table summarizes the activity related to unrecognized tax benefits:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Balance at beginning of period	$4.5	$4.8	$9.0
Increases related to current year tax positions	0.4	0.2	0.3
Prior year tax positions:
Increases	0.2	—	—
Decreases	—	—	(1.4)
Cash settlements	(0.5)	—	(2.6)
Lapse of statute of limitations	—	(0.5)	(0.5)

Balance at end of period	$4.6	$4.5	$4.8

Over the next twelve months management believes that it is reasonably possible that there could be a reduction of substantially all of the unrecognized tax benefits as of February 1, 2014, due to settlement of the uncertain tax positions with the tax authorities.

6. Earnings per share

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions, except per share amounts)
Net income	$368.0	$359.9	$324.4

Basic weighted average number of shares outstanding	80.2	82.3	86.2
Dilutive effect of share awards	0.5	0.5	0.8

Diluted weighted average number of shares outstanding	80.7	82.8	87.0

Earnings per share – basic	$4.59	$4.37	$3.76
Earnings per share – diluted	$4.56	$4.35	$3.73

The basic weighted average number of shares excludes non-vested time-based restricted shares, shares held by the Employee Stock Ownership Trust (“ESOT”) and treasury shares. Such shares are not considered outstanding and do not qualify for dividends, except for time-based restricted shares for which dividends are earned and payable by the Company subject to full vesting. The effect of excluding these shares is to reduce the average number of shares in Fiscal 2014 by 6,961,632 (Fiscal 2013: 4,882,625; Fiscal 2012: 576,427). The calculation of fully diluted EPS for Fiscal 2014 excludes share awards to acquire 70,447 shares (Fiscal 2013: 192,374 share awards; Fiscal 2012: 375,071 share awards) on the basis that their effect on EPS was anti-dilutive.

7. Dividends

	Fiscal 2014			Fiscal 2013			Fiscal 2012
	Cash dividend per share	Total dividends		Cash dividend per share	Total dividends		Cash dividend per share	Total dividends
		(in millions)			(in millions)			(in millions)
First quarter	$0.15	$12.1		$0.12	$10.3		$—	$—
Second quarter	0.15	12.1		0.12	9.6		—	—
Third quarter	0.15	12.0		0.12	9.8		0.10	8.7
Fourth quarter(1)	0.15	12.0	(2)	0.12	9.8	(2)	0.10	8.7

Total	$0.60	$48.2		$0.48	$39.5		$0.20	$17.4

(1)	Signet’s dividend policy results in the dividend payment date being a quarter in arrears from the declaration date. As a result, the dividend declared in the fourth quarter of each fiscal year is paid in the subsequent fiscal year. The dividends are reflected in the consolidated statement of cash flows upon payment.
(2)	As of February 1, 2014 and February 2, 2013, $12.0 million and $9.8 million, respectively, has been recorded in accrued expenses and other current liabilities in the consolidated balance sheets reflecting the cash dividends declared for the fourth quarter of Fiscal 2014 and Fiscal 2013, respectively.

In addition, on March 26, 2014, Signet’s Board of Directors declared a quarterly dividend of $0.18 per share on its Common Shares. This dividend will be payable on May 28, 2014 to shareholders of record on May 2, 2014, with an ex-dividend date of April 30, 2014.

8. Accumulated other comprehensive income (loss)

The following tables present the changes in accumulated OCI by component and the reclassifications out of accumulated OCI:

			Pension plan
	Foreign currency translation	Gains (losses) on cash flow hedges	Actuarial (losses) gains	Prior service credit (cost)	Accumulated other comprehensive (loss) income
(in millions)
Balance at January 29, 2011	$(145.0)	$5.9	$(46.0)	$14.3	$(170.8)
OCI before reclassifications	(3.9)	32.2	(7.3)	5.5	26.5
Amounts reclassified from accumulated OCI	—	(16.0)	1.8	(0.7)	(14.9)

Net current-period OCI	(3.9)	16.2	(5.5)	4.8	11.6

Balance at January 28, 2012	(148.9)	22.1	(51.5)	19.1	(159.2)
OCI before reclassifications	(0.5)	(6.7)	4.7	(0.8)	(3.3)
Amounts reclassified from accumulated OCI	—	(14.4)	2.4	(1.2)	(13.2)

Net current-period OCI	(0.5)	(21.1)	7.1	(2.0)	(16.5)

Balance at February 2, 2013	(149.4)	1.0	(44.4)	17.1	(175.7)
OCI before reclassifications	12.4	(22.0)	0.2	(0.7)	(10.1)
Amounts reclassified from accumulated OCI	—	6.7	1.7	(1.1)	7.3

Net current-period OCI	12.4	(15.3)	1.9	(1.8)	(2.8)

Balance at February 1, 2014	$(137.0)	$(14.3)	$(42.5)	$15.3	$(178.5)

The amounts reclassified from accumulated OCI were as follows:

Reclassification activity by individual accumulated OCI component:	Fiscal 2014	Fiscal 2013	Fiscal 2012	Income statement caption
	Amounts reclassified from accumulated OCI	Amounts reclassified from accumulated OCI	Amounts reclassified from accumulated OCI
(in millions)
(Gains) losses on cash flow hedges:
Foreign currency contracts	$(0.9)	$(0.4)	$(0.1)	Cost of sales (see Note 19)
Commodity contracts	12.0	(22.0)	(24.5)	Cost of sales (see Note 19)

Total before income tax	11.1	(22.4)	(24.6)
	(4.4)	8.0	8.6	Income taxes

Net of tax	6.7	(14.4)	(16.0)

Defined benefit pension plan items:
Amortization of unrecognized net prior service credit	(1.5)	(1.6)	(1.0)	Selling, general and administrative expenses(1)
Amortization of unrecognized actuarial loss	2.3	3.2	2.6	Selling, general and administrative expenses(1)

Total before income tax	0.8	1.6	1.6
	(0.2)	(0.4)	(0.5)	Income taxes

Net of tax	0.6	1.2	1.1

Total reclassifications, net of tax	$7.3	$(13.2)	$(14.9)

(1)	These items are included in the computation of net periodic pension benefit (cost). See Note 20 for additional information.

9. Cash and cash equivalents

	February 1, 2014	February 2, 2013
(in millions)
Cash and cash equivalents held in money markets and other accounts	$225.3	$276.6
Cash equivalents from third-party credit card issuers	21.1	23.2
Cash on hand	1.2	1.2

Total cash and cash equivalents	$247.6	$301.0

10. Accounts receivable, net

Signet’s accounts receivable primarily consist of US customer in-house financing receivables. The accounts receivable portfolio consists of a population that is of similar characteristics and is evaluated collectively for impairment. The allowance is an estimate of the losses as of the balance sheet date, and is calculated using a proprietary model that analyzes factors such as delinquency rates and recovery rates. A 100% allowance is made for any amount that is more than 90 days aged on a recency basis and any amount associated with an account the owner of which has filed for bankruptcy, as well as an allowance for those amounts 90 days aged and under, based on historical loss information and payment performance. The calculation is reviewed by management to assess whether, based on economic events, additional analyses are required to appropriately estimate losses inherent in the portfolio.

	February 1, 2014	February 2, 2013
(in millions)
Accounts receivable by portfolio segment, net:
US customer in-house finance receivables	$1,356.0	$1,192.9
Other accounts receivable	18.0	12.4

Total accounts receivable, net	$1,374.0	$1,205.3

Signet grants credit to customers based on a variety of credit quality indicators, including consumer financial information and prior payment experience. On an ongoing basis, management monitors the credit exposure based on past due status and collection experience, as it has found a meaningful correlation between the past due status of customers and the risk of loss.

Other accounts receivable is comprised primarily of gross accounts receivable relating to the insurance loss replacement business in the UK division of $12.8 million (Fiscal 2013: $13.0 million), with a corresponding valuation allowance of $0.3 million (Fiscal 2013: $0.6 million).

Allowance for credit losses on US customer in-house finance receivables:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Beginning balance:	$(87.7)	$(78.1)	$(67.8)
Charge-offs	128.2	112.8	92.8
Recoveries	26.0	21.8	19.3
Provision	(164.3)	(144.2)	(122.4)

Ending balance	$(97.8)	$(87.7)	$(78.1)
Ending receivable balance evaluated for impairment	1,453.8	1,280.6	1,155.5

US customer in-house finance receivables, net	$1,356.0	$1,192.9	$1,077.4

Net bad debt expense is defined as the provision expense less recoveries.

Credit quality indicator and age analysis of past due US customer in-house finance receivables:

	February 1, 2014		February 2, 2013		January 28, 2012
	Gross	Valuation allowance	Gross	Valuation allowance	Gross	Valuation allowance
(in millions)
Performing:
Current, aged 0 – 30 days	$1,170.4	$(36.3)	$1,030.3	$(33.8)	$932.6	$(28.9)
Past due, aged 31 – 90 days	229.9	(8.0)	203.9	(7.5)	180.2	(6.5)
Non Performing:
Past due, aged more than 90 days	53.5	(53.5)	46.4	(46.4)	42.7	(42.7)

	$1,453.8	$(97.8)	$1,280.6	$(87.7)	$1,155.5	$(78.1)

	February 1, 2014		February 2, 2013		January 28, 2012
	Gross	Valuation allowance	Gross	Valuation allowance	Gross	Valuation allowance
(as a percentage of the ending receivable balance)
Performing	96.3%	3.2%	96.4%	3.3%	96.3%	3.2%
Non Performing	3.7%	100.0%	3.6%	100.0%	3.7%	100.0%
	100.0%	6.7%	100.0%	6.8%	100.0%	6.8%

11. Inventories

Signet held $312.6 million of consignment inventory at February 1, 2014 (February 2, 2013: $227.7 million) which is not recorded on the balance sheet. The principal terms of the consignment agreements, which can generally be terminated by either party, are such that Signet can return any or all of the inventory to the relevant suppliers without financial or commercial penalties and the supplier can vary the inventory prices prior to sale.

Inventories

	February 1, 2014	February 2, 2013
(in millions)
Raw materials	$41.8	$41.2
Finished goods	1,446.2	1,355.8

Total inventories	$1,488.0	$1,397.0

Inventory reserves

	Balance at beginning of period	Charged to profit	Utilized(1)	Balance at end of period
(in millions)
Fiscal 2012	$27.8	$18.4	$(16.9)	$29.3
Fiscal 2013	29.3	23.6	(29.5)	23.4
Fiscal 2014	23.4	33.3	(40.4)	16.3

(1)	Including the impact of foreign exchange translation between opening and closing balance sheet dates.

12. Other assets

	February 1, 2014	February 2, 2013
(in millions)
Deferred extended service plan costs	$61.9	$56.9
Goodwill	26.8	24.6
Other assets	25.3	18.4

Total other assets	$114.0	$99.9

Goodwill

The following table summarizes the Company’s goodwill by reporting unit:

	US	UK	Other	Total
(in millions)
Balance at January 28, 2012	$—	$—	$—	$—
Acquisition(1)	24.6	—	—	24.6

Balance at February 2, 2013	24.6	—	—	24.6
Acquisitions(1)	(1.4)	—	3.6	2.2

Balance at February 1, 2014	$23.2	$—	$3.6	$26.8

(1)	See Note 14 for additional discussion of the goodwill recorded by the Company during Fiscal 2014 and Fiscal 2013.

The Company’s reporting units align with the operating segments disclosed in Note 2. There have been no goodwill impairment losses recorded during the fiscal periods presented in the consolidated income statements. If future economic conditions are different than those projected by management, future impairment charges may be required.

13. Property, plant and equipment, net

	February 1, 2014	February 2, 2013
(in millions)
Land and buildings	$37.2	$32.5
Leasehold improvements	461.4	419.3
Furniture and fixtures	537.3	503.4
Equipment, including software	221.1	183.8
Construction in progress	18.7	15.5

Total	$1,275.7	$1,154.5
Accumulated depreciation and amortization	(788.1)	(724.1)

Property, plant and equipment, net	$487.6	$430.4

Depreciation and amortization expense for Fiscal 2014 was $110.2 million (Fiscal 2013: $99.4 million; Fiscal 2012: $92.4 million). The expense for Fiscal 2014 includes $0.7 million (Fiscal 2013: $2.6 million; Fiscal 2012: $1.4 million) for impairment of assets.

14. Acquisitions

Botswana diamond polishing factory acquisition

On November 4, 2013, Signet acquired a diamond polishing factory in Gaborone, Botswana for $9.1 million. The acquisition expands the Company’s long-term diamond sourcing capabilities and provides resources for the Company to cut and polish stones.

The transaction was accounted for as a business combination during the fourth quarter of Fiscal 2014. The Company is in the process of finalizing the valuation of the net assets acquired, most notably the valuation of property, plant and equipment. The total consideration paid by the Company was funded through existing cash and allocated to the net assets acquired based on the preliminary fair values as follows: property, plant and equipment acquired of $5.5 million and goodwill of $3.6 million. None of the goodwill will be deductible for income tax purposes. The goodwill balance is recorded within other assets in the consolidated balance sheet. See Note 12.

Acquisition-related costs incurred prior to closing the transaction were immaterial. The results of operations related to the acquired diamond polishing factory are reported within the Other operating segment of Signet’s consolidated results and included in Signet’s consolidated financial statements commencing on the date of acquisition in the Other operating segment. Pro forma results of operations have not been presented, as the impact on the Company’s consolidated financial results was not material.

Ultra acquisition

On October 29, 2012, Signet acquired the outstanding shares of Ultra Stores, Inc. (the “Ultra Acquisition”). The Company paid $56.7 million, net of acquired cash of $1.5 million, for the Ultra Acquisition, including a $1.4 million working capital adjustment at closing. The total consideration paid was funded through existing cash.

On May 15, 2013, the post-closing procedures were finalized and a reduction to the initial purchase price was agreed to. As a result, total consideration paid for the Ultra Acquisition was reduced to $55.3 million. The refund of $1.4 million from the initial consideration paid was received during the second quarter of Fiscal 2014.

Signet incurred approximately $3.0 million of acquisition-related expenses, which were expenses as incurred during Fiscal 2013 and recorded as selling, general and administrative expenses in the consolidated income statement. The results of operations related to the Ultra Acquisition are reported as a component of the results of the US division and included in Signet’s consolidated financial statements commencing on the date of acquisition. Pro forma results of operations have not been presented, as the impact on the Company’s consolidated financial results were not material.

The Ultra Acquisition was accounted for as a business combination during the fourth quarter of Fiscal 2013. During the first quarter of Fiscal 2014, the Company finalized the valuation of net assets acquired. There were no material changes to the valuation of net assets acquired from the initial allocation reported during the fourth quarter of Fiscal 2013. Accordingly, the total consideration paid has been allocated to the net assets acquired based on the final fair values at October 29, 2012 as follows:

	Initial Allocation	Final Allocation	Change
(in millions)
Recognized amounts of assets acquired and liabilities assumed:
Inventories	$43.3	$43.3	$—
Other current assets, excluding cash acquired	3.3	3.3	—
Property and equipment	12.1	12.1	—
Other assets	0.3	0.3	—
Current liabilities	(19.5)	(19.5)	—
Other liabilities	(7.4)	(7.4)	—

Fair value of net assets acquired	$32.1	$32.1	$—
Goodwill(1)	24.6	23.2	(1.4)

Total consideration	$56.7	$55.3	$(1.4)

(1)	None of the goodwill will be deductible for income tax purposes. The goodwill balance is recorded within other assets in the consolidated balance sheet. See Note 12.

During Fiscal 2014, the majority of the acquired stores were converted to the Kay brand, with the remaining stores being reflected under regional brands.

15. Accrued expenses and other current liabilities

	February 1, 2014	February 2, 2013
(in millions)
Accrued compensation	$81.3	$85.9
Other liabilities	50.1	48.7
Other taxes	31.7	31.9
Payroll taxes	8.0	7.4
Accrued expenses	157.4	152.5

Total accrued expenses and other current liabilities	$328.5	$326.4

Sales returns reserve included in accrued expenses above:

	Balance at beginning of period	Net adjustment(1)	Balance at end of period
(in millions)
Fiscal 2012	$7.7	$(0.4)	$7.3
Fiscal 2013	7.3	0.3	7.6
Fiscal 2014	7.6	0.8	8.4

(1)	Net adjustment relates to sales returns previously provided for and changes in estimate and the impact of foreign exchange translation between opening and closing balance sheet dates.

The US division provides a product lifetime diamond and color gemstone guarantee as long as six-month inspections are performed and certified by an authorized store representative. Provided the customer has complied with the six month inspection policy, Signet will replace, at no cost to the customer, any stone that chips, breaks or is lost from its original setting during normal wear. Management estimates the warranty accrual based on the lag of actual claims experience and the costs of such claims, inclusive of labor and material. Warranty reserve for diamond and gemstone guarantee were as follows:

	Balance at beginning of period	Warranty expense	Utilized	Balance at end of period
(in millions)
Fiscal 2012	$13.0	$7.9	$(5.8)	$15.1
Fiscal 2013	15.1	8.6	(5.2)	18.5
Fiscal 2014	18.5	7.4	(6.8)	19.1

Disclosed as:	February 1, 2014	February 2, 2013
(in millions)
Current liabilities(1)	$6.7	$6.9
Non-current liabilities (see Note 17)	12.4	11.6

Total warranty reserve	$19.1	$18.5

(1)	Included within accrued expenses above.

16. Deferred revenue

Deferred revenue is comprised primarily of extended service plans (“ESP”) and voucher promotions and other as follows:

	February 1, 2014	February 2, 2013
(in millions)
ESP deferred revenue	$601.2	$549.7
Voucher promotions and other	15.5	15.9

Total deferred revenue	$616.7	$565.6

Disclosed as:
Current liabilities	$173.0	$159.7
Non-current liabilities	443.7	405.9

Total deferred revenue	$616.7	$565.6

ESP deferred revenue

	Balance at beginning of period	Plans sold	Revenue recognized	Balance at end of period
(in millions)
Fiscal 2012	$481.1	$187.0	$(156.4)	$511.7
Fiscal 2013	511.7	205.1	(167.1)	549.7
Fiscal 2014	549.7	223.3	(171.8)	601.2

17. Other liabilities—non-current

	February 1, 2014	February 2, 2013
(in millions)
Straight-line rent	$67.1	$65.6
Deferred compensation	25.0	18.5
Warranty reserve	12.4	11.6
Lease loss reserve	5.8	8.1
Other liabilities	11.4	7.5

Total other liabilities	$121.7	$111.3

A lease loss reserve is recorded for the net present value of the difference between the contractual rent obligations and the rate at which income is received or expected to be received from subleasing the properties.

	February 1, 2014	February 2, 2013
(in millions)
At beginning of period:	$8.1	$9.6
Adjustments, net	(1.6)	(1.1)
Utilization(1)	(0.7)	(0.4)

At end of period	$5.8	$8.1

(1)	Including the impact of foreign exchange translation between opening and closing balance sheet dates.

The cash expenditures on the remaining lease loss reserve are expected to be paid over the various remaining lease terms through 2023.

18. Loans, overdrafts and long-term debt

Loans and overdrafts

(in millions)	February 1, 2014	February 2, 2013
Current liabilities – loans and overdrafts
Revolving credit facility	$—	$—
Bank overdrafts	19.3	—

Total loans and overdrafts	$19.3	$—

Revolving credit facility

On May 24, 2011, Signet Jewelers Limited and certain of its subsidiaries as “Borrowers” entered into a $400 million senior unsecured multi-currency five year revolving credit agreement (the “Credit Agreement”) with various financial institutions as the lenders (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Barclays Capital, as Syndication Agent, and JPMorgan Securities LLC and Barclays Capital as the joint lead arrangers. Borrowings under the Credit Agreement may be used for working capital and general corporate purposes. The Company has guaranteed the obligations of the Borrowers under the Credit Agreement and is also directly bound by certain of the covenants contained in the Credit Agreement.

Under the Credit Agreement, the Borrowers are able to borrow from time to time in an aggregate amount up to $400 million, including issuing letters of credit in an aggregate amount at any time outstanding not to exceed $100 million. The Credit Agreement contains an expansion option that, with the consent of the Lenders or the addition of new lenders, and subject to certain conditions, availability under the Credit Agreement may be increased by an additional $200 million at the request of the Borrowers. The Credit Agreement has a five year term and matures in May 2016, at which time all amounts outstanding under the Credit Agreement will be due and payable.

Borrowings under the Credit Agreement bear interest, at the Borrowers’ option, at either a base rate (as defined in the Credit Agreement), or an adjusted LIBOR (a “Eurocurrency Borrowing”), in each case plus an applicable margin rate based on the Company’s “Fixed Charge Coverage Ratio” (as defined in the Credit Agreement). Interest is payable on the last day of each March, June, September and December, or at the end of each interest period for a Eurocurrency Borrowing, but not less often than every three months. Commitment fee rates range from 0.20% to 0.35% based on the Company’s Fixed Charge Coverage Ratio and are payable quarterly in arrears and on the date of termination or expiration of commitments.

The Credit Agreement limits the ability of the Company and certain of its subsidiaries to, among other things and subject to certain baskets and exceptions contained therein, incur debt, create liens on assets, make investments outside of the ordinary course of business, sell assets outside of the ordinary course of business, enter into merger transactions and enter into unrelated businesses. The Credit Agreement permits the making of dividend payments and stock repurchases so long as the Company (i) is not in default under the Credit Agreement, or (ii) if in default at the time of making such dividend payment or stock repurchase, has no loans outstanding under the Credit Agreement or more than $10 million in letters of credit issued under the Credit Agreement. The Credit Agreement also contains various customary representations and warranties, financial reporting requirements and other affirmative and negative covenants. The Credit Agreement requires that the Company maintain at all times a “Leverage Ratio” (as defined in the Credit Agreement) to be no greater than 2.50 to 1.00 and a “Fixed Charge Coverage Ratio” (as defined in the Credit Agreement) to be no less than 1.40 to 1.00, both determined as of the end of each fiscal quarter of the Company for the trailing four quarters. As of February 1, 2014 and February 2, 2013, Signet was in compliance with all debt covenants.

The commitments may be terminated and amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of certain events of default as set forth in the Credit Agreement. These include failure to make principal or interest payments when due, certain insolvency or bankruptcy events affecting the Company or certain of its subsidiaries and breaches of covenants and representations or warranties.

No borrowings were drawn on the facility as of February 1, 2014 and February 2, 2013. Stand-by letters of credit of $10.1 million were drawn on the facility at February 1, 2014 (February 2, 2013: $9.5 million), with no significant intra-period fluctuations.

As of February 1, 2014, there were $19.3 million in overdrafts, which represents issued and outstanding checks where there are no bank balances with the right to offset. There were no overdrafts as of February 2, 2013.

Capitalized fees

Capitalized amendment fees for the Credit Agreement were $2.1 million, with $1.2 million and $0.8 million of accumulated amortization as of February 1, 2014 and February 2, 2013, respectively. In Fiscal 2014, $0.4 million was charged to the income statement (Fiscal 2013: $0.4 million; Fiscal 2012: $1.9 million). In Fiscal 2012, $0.2 million of the capitalized balance was amortized as it related to the 2008 Facility. Following the effectiveness of the new Credit Agreement, the remaining $1.3 million of capitalized fees for the 2008 Facility were written off.

19. Financial instruments and fair value

Signet’s principal financial instruments are comprised of cash, cash deposits/investments and overdrafts, accounts receivable and payable, derivatives and a revolving credit facility. Signet does not enter into derivative transactions for trading purposes. Derivative transactions are used by Signet for risk management purposes to address risks inherent in Signet’s business operations and sources of finance. The main risks arising from Signet’s operations are market risk including foreign currency risk and commodity risk, liquidity risk and interest rate risk. Signet uses these financial instruments to manage and mitigate these risks under policies reviewed and approved by the Board.

Market risk

Signet generates revenues and incurs expenses in US dollars and pounds sterling. As a portion of Signet’s UK division purchases are denominated in US dollars, Signet enters into forward foreign currency exchange contracts, foreign currency option contracts and foreign currency swaps to manage this exposure to the US dollar.

Signet holds a fluctuating amount of pounds sterling cash reflecting the cash generative characteristics of the UK division. Signet’s objective is to minimize net foreign exchange exposure to the income statement on pound sterling denominated items through managing this level of cash, pound sterling denominated intercompany balances and US dollar to pound sterling swaps. In order to manage the foreign exchange exposure and minimize the level of pound sterling cash held by Signet, the pound sterling denominated subsidiaries pay dividends regularly to their immediate holding companies and excess pounds sterling are sold in exchange for US dollars.

Signet’s policy is to minimize the impact of precious metal commodity price volatility on operating results through the use of outright forward purchases of, or by entering into either purchase options or net zero-cost collar arrangements to purchase, precious metals within treasury guidelines approved by the Board. In particular, Signet undertakes some hedging of its requirement for gold through the use of options, net zero-cost collar arrangements (a combination of call and put option contracts), forward contracts and commodity purchasing, while fluctuations in the cost of diamonds are not hedged.

Liquidity risk

Signet’s objective is to ensure that it has access to, or the ability to generate sufficient cash from either internal or external sources in a timely and cost-effective manner to meet its commitments as they become due and payable.

Signet manages liquidity risks as part of its overall risk management policy. Management produces forecasting and budgeting information that is reviewed and monitored by the Board. Cash generated from operations and external financing are the main source of funding supplementing Signet’s resources in meeting liquidity requirements.

The main external source of funding is a $400 million senior unsecured multi-currency five year revolving credit facility, under which there were no borrowings as of February 1, 2014 or February 2, 2013.

Interest rate risk

Signet may enter into various interest rate protection agreements in order to limit the impact of movements in interest rates on its cash or borrowings. There were no interest rate protection agreements outstanding as of February 1, 2014 or February 2, 2013.

Credit risk and concentrations of credit risk

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed to perform as contracted. Signet does not anticipate non-performance by counterparties of its financial instruments, except for customer in-house financing receivables as disclosed in Note 10. Signet does not require collateral or other security to support cash investments or financial instruments with credit risk; however it is Signet’s policy to only hold cash and cash equivalent investments and to transact financial instruments with financial institutions with a certain minimum credit rating. Management does not believe Signet is exposed to any significant concentrations of credit risk that arise from cash and cash equivalent investments, derivatives or accounts receivable.

Derivatives

The following types of derivative financial instruments are utilized by Signet to mitigate certain risk exposures related to changes in commodity prices and foreign exchange rates:

Forward foreign currency exchange contracts (designated)—These contracts, which are principally in US dollars, are entered into in order to limit the impact of movements in foreign exchange rates on forecasted foreign currency purchases. The total notional amount of these foreign currency contracts outstanding as of February 1, 2014 was $42.3 million (February 2, 2013: $50.8 million). These contracts have been designated as cash flow hedges and will be settled over the next 12 months (February 2, 2013: 12 months).

Forward foreign currency exchange contracts (undesignated)—Foreign currency contracts not designated as cash flow hedges are used to hedge currency flows through Signet’s bank accounts to mitigate Signet’s exposure to foreign currency exchange risk in its cash and borrowings. The total notional amount of these foreign currency contracts outstanding as of February 1, 2014 was $22.1 million (February 2, 2013: $36.1 million).

Commodity forward purchase contracts and net zero-cost collar arrangements—These contracts are entered into in order to reduce Signet’s exposure to significant movements in the price of the underlying precious metal raw material. The total notional amount of these commodity derivative contracts outstanding as of February 1, 2014 was $63.0 million (February 2, 2013: $187.6 million). These contracts have been designated as cash flow hedges and will be settled over the next 12 months (February 2, 2013: 11 months).

The bank counterparties to the derivative contracts expose Signet to credit-related losses in the event of their nonperformance. However, to mitigate that risk, Signet only contracts with counterparties that meet certain minimum requirements under its counterparty risk assessment process. As of February 1, 2014, Signet believes that this credit risk did not materially change the fair value of the foreign currency or commodity contracts.

The following table summarizes the fair value and presentation of derivative instruments in the consolidated balance sheets:

	Derivative assets
		Fair value
	Balance sheet location	February 1, 2014	February 2, 2013
(in millions)
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$—	$1.0
Foreign currency contracts	Other assets	—	—
Commodity contracts	Other current assets	0.8	2.8
Commodity contracts	Other assets	—	—

		0.8	3.8

Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	0.2	—

Total derivative assets		$1.0	$3.8

	Derivative liabilities
		Fair value
	Balance sheet location	February 1, 2014	February 2, 2013
(in millions)
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current liabilities	$(2.1)	$—
Foreign currency contracts	Other liabilities	—	—
Commodity contracts	Other current liabilities	(0.8)	(4.6)
Commodity contracts	Other liabilities	—	—

		(2.9)	(4.6)

Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current liabilities	—	—

Total derivative liabilities		$(2.9)	$(4.6)

Derivatives designated as cash flow hedges

The following table summarizes the pre-tax gains (losses) recorded in accumulated OCI for derivatives designated in cash flow hedging relationships:

	February 1, 2014		February 2, 2013
(in millions)
Foreign currency contracts	$(2.3)		$1.3
Commodity contracts	(18.8	)(1)	(0.5)

Total	$(21.1)		$0.8

(1)	Includes losses of $18.2 million related to commodity contracts terminated prior to contract maturity in Fiscal 2014.

The following tables summarize the effect of derivative instruments designated as cash flow hedges in OCI and the consolidated income statements:

Foreign currency contracts

	Income statement caption	Fiscal 2014	Fiscal 2013
(in millions)
Gains (losses) recorded in accumulated OCI, beginning of year		$1.3	$1.2
Current period (losses) gains recognized in OCI		(2.7)	0.5
(Gains) losses reclassified from accumulated OCI to net income	Cost of sales	(0.9)	(0.4)

(Losses) gains recorded in accumulated OCI, end of year		$(2.3)	$1.3

Commodity contracts

	Income statement caption	Fiscal 2014		Fiscal 2013
(in millions)
(Losses) gains recorded in accumulated OCI, beginning of year		$(0.5)		$32.4
Current period (losses) gains recognized in OCI		(30.3	)(1)	(10.9)
Losses (gains) reclassified from accumulated OCI to net income	Cost of sales	12.0		(22.0)

(Losses) gains recorded in accumulated OCI, end of year		$(18.8)		$(0.5)

(1)	Includes losses of $27.8 million related to the change in fair value of commodity contracts the Company terminated prior to contract maturity in Fiscal 2014.

There was no material ineffectiveness related to the Company’s derivative instruments designated in cash flow hedging relationships for the years ended February 1, 2014 and February 2, 2013. Based on current valuations, the Company expects approximately $19.5 million of net pre-tax derivative losses to be reclassified out of accumulated OCI into earnings within the next 12 months.

Derivatives not designated as hedging instruments

The following table presents the effects of the Company’s derivatives instruments not designated as cash flow hedges in the consolidated income statements:

	Income statement caption	Amount of gain (loss) recognized in income
		Fiscal 2014	Fiscal 2013
(in millions)
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other operating income, net	$(5.5)	$—

Total		$(5.5)	$—

Fair value

The estimated fair value of Signet’s financial instruments held or issued to finance Signet’s operations is summarized below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that Signet would realize upon disposition nor do they indicate Signet’s intent or ability to dispose of the financial instrument. Assets and liabilities that are carried at fair value are required to be classified and disclosed in one of the following three categories:

Level 1—quoted market prices in active markets for identical assets and liabilities

Level 2—observable market based inputs or unobservable inputs that are corroborated by market data

Level 3—unobservable inputs that are not corroborated by market data

Signet determines fair value based upon quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The methods Signet uses to determine fair value on an instrument-specific basis are detailed below.

	February 1, 2014		February 2, 2013
	Carrying amount	Significant other observable inputs (Level 2)	Carrying amount	Significant other observable inputs (Level 2)
(in millions)
Assets:
Foreign currency contracts	$0.2	$0.2	$1.0	$1.0
Commodity contracts	0.8	0.8	2.8	2.8
Liabilities:
Foreign currency contracts	(2.1)	(2.1)	—	—
Commodity contracts	(0.8)	(0.8)	(4.6)	(4.6)

The fair value of derivative financial instruments has been determined based on market value equivalents at the balance sheet date, taking into account the current interest rate environment, current foreign currency forward rates or current commodity forward rates. These are held as assets and liabilities within other receivables and other payables, and all contracts have a maturity of less than twelve months. The carrying amounts of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximate fair value because of the short term maturity of these amounts.

20. Pension plans

The UK Plan, which ceased to admit new employees from April 2004, is a funded plan with assets held in a separate trustee administered fund, which is independently managed. February 1, 2014 and February 2, 2013 measurement dates were used in determining the UK Plan’s benefit obligation and fair value of plan assets.

The following tables provide information concerning the UK Plan as of and for the fiscal years ended February 1, 2014 and February 2, 2013:

	Fiscal 2014	Fiscal 2013
(in millions)
Change in UK Plan assets:
Fair value at beginning of year	$261.1	$236.0
Actual return on UK Plan assets	13.1	22.1
Employer contributions	4.9	13.7
Members’ contributions	0.7	0.5
Benefits paid	(9.3)	(10.9)
Foreign currency changes	12.1	(0.3)

Fair value at end of year	$282.6	$261.1

	Fiscal 2014	Fiscal 2013
(in millions)
Change in benefit obligation:
Benefit obligation at beginning of year	$212.6	$204.5
Service cost	2.4	3.6
Past service cost	0.9	1.1
Interest cost	9.3	9.5
Members’ contributions	0.7	0.5
Actuarial loss (gain)	(0.1)	4.3
Benefits paid	(9.3)	(10.9)
Foreign currency changes	9.8	—

Benefit obligation at end of year	$226.3	$212.6

Funded status at end of year: UK Plan assets less benefit obligation	$56.3	$48.5

	February 1, 2014	February 2, 2013
(in millions)
Amounts recognized in the balance sheet consist of:
Non-current assets	$56.3	$48.5
Non-current liabilities	—	—

Net asset recognized	$56.3	$48.5

Items in accumulated OCI not yet recognized as income (expense) in the income statement:

	February 1, 2014	February 2, 2013	January 28, 2012
(in millions)
Net actuarial loss	$(42.5)	$(44.4)	$(51.5)
Net prior service credit	15.3	17.1	19.1

The estimated actuarial loss and prior service credit for the UK Plan that will be amortized from accumulated OCI into net periodic pension cost over the next fiscal year are $2.0 million and $(1.7) million, respectively.

The accumulated benefit obligation for the UK Plan was $210.3 million and $197.5 million at February 1, 2014 and February 2, 2013, respectively.

The components of net periodic pension cost and other amounts recognized in OCI for the UK Plan are as follows:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Components of net periodic pension cost:
Service cost	$(2.4)	$(3.6)	$(4.8)
Interest cost	(9.3)	(9.5)	(10.7)
Expected return on UK Plan assets	13.0	11.5	13.8
Amortization of unrecognized net prior service credit	1.5	1.6	1.0
Amortization of unrecognized actuarial loss	(2.3)	(3.2)	(2.6)

Net periodic pension benefit (cost)	$0.5	$(3.2)	$(3.3)
Other changes in assets and benefit obligations recognized in OCI	0.1	6.7	(1.7)

Total recognized in net periodic pension benefit (cost) and OCI	$0.6	$3.5	$(5.0)

	February 1, 2014	February 2, 2013
Assumptions used to determine benefit obligations (at the end of the year):
Discount rate	4.40%	4.50%
Salary increases	3.00%	3.20%
Assumptions used to determine net periodic pension costs (at the start of the year):
Discount rate	4.50%	4.70%
Expected return on UK Plan assets	5.00%	4.75%
Salary increases	3.20%	3.20%

The discount rate is based upon published rates for high-quality fixed-income investments that produce expected cash flows that approximate the timing and amount of expected future benefit payments.

The expected return on the UK Plan assets assumption is based upon the historical return and future expected returns for each asset class, as well as the target asset allocation of the portfolio of UK Plan assets.

The UK Plan’s investment strategy is guided by an objective of achieving a return on the investments, which is consistent with the long-term return assumptions and funding policy, to ensure the UK Plan obligations are met. The investment policy is to carry a balance of funds to achieve these aims. These funds carry investments in UK and overseas equities, diversified growth funds, UK corporate bonds, UK Gilts and commercial property. The property investment is through a Pooled Pensions Property Fund that provides a diversified portfolio of property assets.

The target allocation for the UK Plan’s assets at February 1, 2014 was bonds 45%, diversified growth funds 35%, equities 15% and property 5%. This allocation is consistent with the long-term target allocation of investments underlying the UK Plan’s funding strategy.

The fair value of the assets in the UK Plan at February 1, 2014 and February 2, 2013 are required to be classified and disclosed in one of the following three categories:

Level 1—quoted market prices in active markets for identical assets and liabilities

Level 2—observable market based inputs or unobservable inputs that are corroborated by market data

Level 3—unobservable inputs that are not corroborated by market data

In Fiscal 2014, based upon further review of the underlying securities of the investments, management corrected the presentation for certain investments as of February 2, 2013 from Level 1 to Level 2 in the amount of $188.3 million. The value and classification of these assets was as follows:

	Fair value measurements at February 1, 2014				Fair value measurements at February 2, 2013
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant Unobservable inputs (Level 3)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
(in millions)
Asset category:
Diversified equity securities	$41.0	$19.1	$21.9	$—	$73.2	$34.9	$38.3	$—
Diversified growth funds	100.5	50.8	49.7	—	51.2	26.3	24.9	—
Fixed income – government bonds	64.2	—	64.2	—	63.4	—	63.4	—
Fixed income – corporate bonds	64.6	—	64.6	—	61.7	—	61.7	—
Property	11.6	—	—	11.6	10.4	—	—	10.4
Cash	0.7	0.7	—	—	1.2	1.2	—	—

Total	$282.6	$70.6	$200.4	$11.6	$261.1	$62.4	$188.3	$10.4

Investments in diversified equity securities, diversified growth funds, and fixed income securities are in pooled funds. Investments are valued based on unadjusted quoted prices for each fund in active markets, where possible and, therefore, classified in Level 1 of the fair value hierarchy. If unadjusted quoted prices for identical assets are unavailable, investments are valued by the administrators of the funds. The valuation is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of units outstanding. The unit price is based on underlying investments which are generally either traded in an active market or are valued based on observable inputs such as market interest rates and quoted prices for similar securities and, therefore, classified in Level 2 of the fair value hierarchy.

The investment in property is in pooled funds valued by the administrators of the fund. The valuation is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of units outstanding. The unit price is based on underlying investments which are independently valued on a monthly basis. The investment in the property fund is subject to certain restrictions on withdrawals that could delay the receipt of funds by up to 16 months.

The table below sets forth changes in the fair value of the Level 3 investment assets in Fiscal 2014 and 2013:

(in millions)
Balance at January 28, 2012	$10.3
Actual return on assets	0.1

Balance at February 2, 2013	$10.4
Actual return on assets	1.2

Balance at February 1, 2014	$11.6

The UK Plan does not hold any investment in Signet shares or in property occupied by or other assets used by Signet.

Signet contributed $4.9 million to the UK Plan in Fiscal 2014 and expects to contribute a minimum of $4.2 million to the UK Plan in Fiscal 2015. The level of contributions is in accordance with an agreed upon deficit recovery plan and based on the results of the actuarial valuation as of April 5, 2012.

The following benefit payments, which reflect expected future service, as appropriate, are estimated to be paid by the UK Plan:

(in millions)
Fiscal 2015	$9.3
Fiscal 2016	10.3
Fiscal 2017	10.7
Fiscal 2018	10.3
Fiscal 2019	11.9
Fiscal 2020 to Fiscal 2024	62.2

In June 2004, Signet introduced a defined contribution plan which replaced the UK Plan for new UK employees. The contributions to this plan in Fiscal 2014 were $1.0 million (Fiscal 2013: $0.7 million; Fiscal 2012: $0.6 million).

In the US, Signet sponsors a defined contribution 401(k) retirement savings plan for all eligible employees who meet minimum age and service requirements. The assets of this plan are held in a separate trust and Signet matches 50% of up to 6% of employee elective salary deferrals, subject to statutory limitations. Effective April 1, 2011, Signet increased the matching element from 25% to 50% of up to 6% of employee elective salary deferrals. Signet’s contributions to this plan in Fiscal 2014 were $7.1 million (Fiscal 2013: $6.5 million; Fiscal 2012: $5.4 million). The US division has also established two unfunded, non-qualified deferred compensation plans, one of which permits certain management and highly compensated employees to elect annually to defer all or a portion of their compensation and earn interest on the deferred amounts (“DCP”) and the other of which is frozen as to new participants and new deferrals. Beginning in April 2011, the DCP provided for a matching contribution based on each participant’s annual compensation deferral. The plan also permits employer contributions on a discretionary basis. In connection with these plans, Signet has invested in trust-owned life insurance policies and money market funds. The cost recognized in connection with the DCP in Fiscal 2014 was $2.4 million (Fiscal 2013: $2.1 million; Fiscal 2012: $2.2 million).

The fair value of the assets in the two unfunded, non-qualified deferred compensation plans at February 1, 2014 and February 2, 2013 are required to be classified and disclosed. Although these plans are not required to be funded by the Company, the Company may elect to fund the plans. The value and classification of these assets are as follows:

	Fair value measurements at February 1, 2014			Fair value measurements at February 2, 2013
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)
(in millions)
Assets:
Corporate-owned life insurance plans	$8.2	$—	$8.2	$8.9	$—	$8.9
Money market funds	16.3	16.3	—	8.6	8.6	—

Total assets	$24.5	$16.3	$8.2	$17.5	$8.6	$8.9

21. Common shares, treasury shares and reserves

Common Shares

The par value of each Common Share is 18 cents. The consideration received for Common Shares issued during the year related to options was $9.3 million (Fiscal 2013: $21.6 million; Fiscal 2012: $10.6 million).

Treasury shares

Treasury shares represent the cost of shares that the Company purchased in the market under the applicable authorized repurchase program, shares forfeited under the Omnibus Incentive Plan, and those previously held by the Employee Stock Ownership Trust (“ESOT”) to satisfy options under Signet’s share option plans.

The total number of shares held in treasury by the Company at February 1, 2014 was 6,954,596. In Fiscal 2014, the Company repurchased 1,557,673 shares under authorized repurchase programs, while reissuing 437,913 shares, net of taxes and forfeitures, to satisfy awards outstanding under existing share based compensation plans. In Fiscal 2013, the Company repurchased 6,425,296 shares under authorized repurchase programs, while reissuing 865,598 shares, net of taxes and forfeitures, to satisfy awards outstanding under existing share based compensation plans. In Fiscal 2012, the Company repurchased 256,241 shares under authorized repurchase programs and 18,897 shares were forfeited under the Omnibus Incentive Plan.

Share repurchase

Signet may from time to time repurchase common shares under various share repurchase programs authorized by Signet’s Board. Repurchases may be made in the open market, through block trades or otherwise. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion, and will be subject to economic and market conditions, stock prices, applicable legal requirements and other factors. The repurchase programs are funded through Signet’s existing cash reserves and liquidity sources. Repurchased shares are being held as treasury shares and may be used by Signet for general corporate purposes. Share repurchase activity is as follows:

		Fiscal 2014			Fiscal 2013			Fiscal 2012
	Amount authorized	Shares repurchased	Amount repurchased	Average repurchase price per share	Shares repurchased	Amount repurchased	Average repurchase price per share	Shares repurchased	Amount repurchased	Average repurchase price per share
	(in millions)		(in millions)			(in millions)			(in millions)
2013 Program(1)	$350.0	808,428	$54.6	$67.54	na	na	na	na	na	na
2011 Program(2)	350.0	749,245	50.1	66.92	6,425,296	$287.2	$44.70	256,241	$12.7	$49.57

Total		1,557,673	$104.7	$67.24	6,425,296	$287.2	$44.70	256,241	$12.7	$49.57

(1)	On June 14, 2013, the Board the repurchase of up to $350 million of Signet’s common shares (the “2013 Program”). The 2013 Program may be suspended or discontinued at any time without notice. The 2013 Program had $295.4 million remaining as of February 1, 2014.
(2)	In October 2011, the Board authorized the repurchase of up to $300 million of Signet’s common shares (the “2011 Program”), which authorization was subsequently increased to $350 million. The 2011 Program was completed as of May 4, 2013.
na	Not applicable.

Other reserves

Other reserves consist of special reserves and a capital redemption reserve established in accordance with the laws of England and Wales.

The Predecessor Company established a special reserve prior to 1997 in connection with reductions in additional paid-in capital which can only be used to write off existing goodwill resulting from acquisitions and otherwise only for purposes permitted for share premium accounts under the laws of England and Wales.

The capital redemption reserve has arisen on the cancellation of previously issued Common Shares and represents the nominal value of those shares cancelled.

22. Commitments and contingencies

Operating leases

Signet occupies certain properties and holds machinery and vehicles under operating leases; it does not have any capital leases.

Rental expense for operating leases is as follows:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Minimum rentals	$323.7	$316.0	$311.7
Contingent rent	11.1	7.8	9.8
Sublease income	(0.9)	(2.9)	(5.1)

Total	$333.9	$320.9	$316.4

The future minimum operating lease payments for operating leases having initial or non-cancelable terms in excess of one year are as follows:

(in millions)
Fiscal 2015	$311.1
Fiscal 2016	275.4
Fiscal 2017	245.8
Fiscal 2018	212.6
Fiscal 2019	181.8
Thereafter	937.7

Total	$2,164.4

Signet has entered into certain sale and leaseback transactions of certain properties. Under these transactions it continues to occupy the space in the normal course of business. Gains on the transactions are deferred and recognized as a reduction of rent expense over the life of the operating lease.

Contingent property liabilities

Approximately 44 UK property leases had been assigned by Signet at February 1, 2014 (and remained unexpired and occupied by assignees at that date) and approximately 19 additional properties were sub-let at that date. Should the assignees or sub-tenants fail to fulfill any obligations in respect of those leases or any other leases which have at any other time been assigned or sub-let, Signet or one of its UK subsidiaries may be liable for those defaults. The number of such claims arising to date has been small, and the liability, which is charged to the income statement as it arises, has not been material.

Capital commitments

At February 1, 2014 Signet has committed to spend $42.3 million (February 2, 2013: $33.6 million) related to capital commitments. These commitments principally relate to the expansion and renovation of stores.

Legal proceedings

As previously reported, in March 2008, a group of private plaintiffs (the “Claimants”) filed a class action lawsuit for an unspecified amount against Sterling Jewelers Inc. (“Sterling”), a subsidiary of Signet, in the U.S. District Court for the Southern District of New York alleging that US store-level employment practices are discriminatory as to compensation and promotional activities with respect to gender. In June 2008, the District Court referred the matter to private arbitration where the Claimants sought to proceed on a class-wide basis.

Discovery has been completed. The Claimants filed a motion for class certification and Sterling opposed the motion. A hearing on the class certification motion was held in late February 2014. The motion is now pending before the Arbitrator.

Also as previously reported, on September 23, 2008, the U.S. Equal Employment Opportunity Commission (“EEOC”) filed a lawsuit against Sterling in the U.S. District Court for the Western District of New York. The EEOC’s lawsuit alleges that Sterling engaged in intentional and disparate impact gender discrimination with respect to pay and promotions of female retail store employees from January 1, 2003 to the present. The EEOC asserts claims for unspecified monetary relief and non-monetary relief against the Company on behalf of a class of female employees subjected to these alleged practices. Non-expert fact discovery closed in mid-May 2013. In September 2013, Sterling made a motion for partial summary judgment on procedural grounds, which was referred to a Magistrate Judge. The Magistrate Judge heard oral arguments on the summary judgment motion in December 2013. On January 2, 2014, the Magistrate Judge issued his Report, Recommendation and Order, recommending that the Court grant Sterling’s motion for partial summary judgment and dismiss the EEOC’s claims in their entirety. The EEOC filed its objections to the Magistrate Judge’s ruling and Sterling filed its response thereto. The District Court Judge heard oral arguments on the EEOC’s objections to the Magistrate Judge’s ruling on March 7, 2014 and on March 10, 2014 entered an order dismissing the action with prejudice. The EEOC has until May 12, 2014 to appeal the District Court Judge’s dismissal of the action to United States Court of Appeals for the Second Circuit.

Sterling denies the allegations of both parties and has been defending these cases vigorously. At this point, no outcome or amount of loss is able to be estimated.

In the ordinary course of business, Signet may be subject, from time to time, to various other proceedings, lawsuits, disputes or claims incidental to its business, which the Company believe are not significant to Signet’s consolidated financial position, results of operations or cash flows.

23. Share-based compensation

Signet operates several share-based compensation plans which can be categorized as the “Omnibus Plan,” “Share Saving Plans,” and the “Executive Plans.”

Impact on results

Share-based compensation expense and the associated tax benefits are as follows:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Share-based compensation expense	$14.4	$15.7	$17.0

Income tax benefit	$(5.2)	$(5.4)	$(5.7)

The Fiscal 2014, Fiscal 2013 and Fiscal 2012 expense includes $0.4 million, $1.9 million and $4.4 million, respectively, of share-based compensation incurred in connection with the Chief Executive Officer’s (“CEO”) employment agreement dated September 29, 2010, for amounts foregone from his former employment. Under this agreement, 289,554 shares valued at $12.5 million were granted based upon the mid-market closing price of Signet’s stock on January 18, 2011. Of the shares granted, 116,392 shares vested on January 19, 2011, 92,083 shares vested in Fiscal 2013, 61,127 shares vested in Fiscal 2014 and 19,952 shares are expected to vest in Fiscal 2015, based on the vesting schedule of his foregone awards.

Unrecognized compensation cost related to awards granted under share-based compensation plans is as follows:

	Unrecognized Compensation Cost
	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Omnibus Plan	$14.4	$14.6	$16.3
Share Saving Plans	2.9	2.9	3.3
CEO Shares	—	0.4	2.3

Total	$17.3	$17.9	$21.9
Weighted average period of amortization	1.8 years	1.7 years	1.6 years

As of April 2012, the Company opted to satisfy share option exercises and the vesting of restricted stock and restricted stock units (“RSUs”) under its plans with the issuance of treasury shares. Prior to April 2012, all share option exercises and award vestings were satisfied through the issuance of new shares.

Omnibus Plan

In Fiscal 2010, Signet adopted the Signet Jewelers Limited Omnibus Incentive Plan (the “Omnibus Plan”). Awards that may be granted under the Omnibus Plan include restricted stock, RSUs, stock options and stock appreciation rights. The Fiscal 2014, Fiscal 2013 and Fiscal 2012 Awards granted under the Omnibus Plan have two elements, time-based restricted stock and performance-based restricted stock units. The time-based restricted stock has a three year cliff vesting period, subject to continued employment and has the same voting rights and dividend rights as Common Shares (which are payable once the shares have vested). Performance-based restricted stock units granted in Fiscal 2012 and Fiscal 2013 vest based upon actual cumulative operating income achieved for the relevant three year performance period compared to cumulative targeted operating income metrics established in the underlying grant agreement. In Fiscal 2014, an additional performance measure was included for the performance-based restricted stock units for senior executives, to include a return on capital employed (“ROCE”) metric during the relevant three year performance period compared to target levels established in the underlying grant agreements. The relevant performance is measured over a three year vesting period from the start of the fiscal year in which the award is granted. The Omnibus Plan permits the grant of awards to employees for up to 7,000,000 Common Shares.

The significant assumptions utilized to estimate the weighted-average fair value of awards granted under the Omnibus Plan are as follows:

	Omnibus Plan
	Fiscal 2014	Fiscal 2013	Fiscal 2012
Share price(1)	$67.39	$47.15	$44.33
Risk free interest rate(1)	0.3%	0.4%	1.4%
Expected term(1)	2.8 years	2.9 years	2.9 years
Expected volatility(1)	41.7%	44.2%	45.1%
Dividend yield(1)	1.1%	1.2%	0.7%
Fair value(1)	$66.10	$46.12	$43.52

(1)	Weighted average.

The risk free interest rate is based on the US Treasury (for US-based award recipients) or UK Gilt (for UK-based award recipients) yield curve in effect at the grant date with remaining terms equal to the expected term of the awards. The expected term utilized is based on the contractual vesting period of the awards. The expected volatility is determined by calculating the historical volatility of Signet’s share price over the previous 10 years.

The Fiscal 2014 activity for awards granted under the Omnibus Plan is as follows:

	Omnibus Plans(1)
	No. of shares	Weighted average grant date fair value	Weighted average remaining contractual life	Intrinsic value(2)
	millions			millions
Outstanding at February 2, 2013	1.2	$40.86	1.1 years	$73.1
Fiscal 2014 activity:
Granted	0.3	$66.10
Vested	(0.4)	$33.62
Lapsed	(0.1)	$46.58

Outstanding at February 1, 2014	1.0	$51.44	1.0 years	$80.1

(1)	Includes shares issued to the CEO, whose contract includes share based compensation for amounts foregone from his prior employment.
(2)	Intrinsic value for outstanding restricted stock and RSUs is based on the fair market value of Signet’s common stock on the last business day of the fiscal year.

The following table summarizes additional information about awards granted under the Omnibus Plan:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Total intrinsic value of awards vested	$25.3	$28.5	$0.5

Share Saving Plans

Signet has three share option savings plans (collectively “the Share Saving Plans”) available to employees as follows:

•	Employee Share Savings Plan, for US employees

•	Sharesave Plan, for UK employees

•	Irish Sharesave Plan for Republic of Ireland employees

The Share Saving Plans are compensatory and compensation expense is recognized over the requisite service period. In any 10 year period not more than 10% of the issued Common Shares of the Company from time to time may, in aggregate, be issued or be issuable pursuant to options granted under the Share Saving Plans or any other employees share plans adopted by Signet.

The Employee Share Savings Plan is a savings plan intended to qualify under US Section 423 of the US Internal Revenue Code and allows employees to purchase Common Shares at a discount of approximately 15% to the closing price of the New York Stock Exchange on the date of grant. Options granted under the Employee Share Savings Plan vest after 24 months and are generally only exercisable between 24 and 27 months of the grant date.

The Sharesave and Irish Sharesave Plans allow eligible employees to purchase Common Shares at a discount of approximately 20% below a determined market price based on the London Stock Exchange. The market price is determined as the average middle market price for the three trading days prior to the invitation date, or the market price on the day immediately preceding the participation date, or other market price agreed in writing, whichever is the higher value. Options granted under the Sharesave Plan and the Irish Sharesave Plan vest after 36 months and are generally only exercisable between 36 and 42 months from commencement of the related savings contract.

The significant assumptions utilized to estimate the weighted-average fair value of awards granted under the Share Saving Plans are as follows:

	Share Saving Plans
	Fiscal 2014	Fiscal 2013	Fiscal 2012
Share price(1)	$72.65	$49.89	$40.09
Exercise price(1)	$59.75	$41.17	$28.32
Risk free interest rate(1)	0.7%	0.4%	0.7%
Expected term(1)	2.7 years	2.7 years	3.0 years
Expected volatility(1)	40.2%	41.0%	43.0%
Dividend yield(1)	1.1%	1.4%	1.0%
Fair value(1)	$22.89	$15.40	$11.55

(1)	Weighted average.

The risk free interest rate is based on the US Treasury (for US-based award recipients) or UK Gilt (for UK-based award recipients) yield curve in effect at the grant date with remaining terms equal to the expected term of the awards. The expected term utilized is based on the contractual vesting period of the awards, inclusive of any exercise period available to award recipients after vesting. The expected volatility is determined by calculating the historical volatility of Signet’s share price over the previous 10 years.

The Fiscal 2014 activity for awards granted under the Share Saving Plans is as follows:

	Share Saving Plans
	No. of shares	Weighted average exercise price	Weighted average remaining contractual life	Intrinsic value(1)
	millions			millions
Outstanding at February 2, 2013	0.3	$32.48	1.9 years	$9.8
Fiscal 2014 activity:
Granted	0.1	$59.75
Exercised	(0.1)	$27.32
Lapsed	—	$—

Outstanding at February 1, 2014	0.3	$44.06	1.7 years	$9.4

Exercisable at February 2, 2013	—	$—	—	$—
Exercisable at February 1, 2014	—	$—	—	$—

(1)	Intrinsic value for outstanding awards is based on the fair market value of Signet’s common stock on the last business day of the fiscal year.

The following table summarizes additional information about awards granted under the Share Saving Plans:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Weighted average grant date fair value per share of awards granted	$22.89	$15.40	$11.55

Total intrinsic value of options exercised	$4.9	$3.3	$1.1

Cash received from share options exercised	$2.9	$2.7	$3.2

Executive Plans

Signet operates three 2003 executive share plans (the “2003 Plans”), together referred to as the “Executive Plans.” Option awards under the Executive Plans are generally granted with an exercise price equal to the market price of the Company’s shares at the date of grant. Options under the Executive Plans are subject to certain internal performance criteria and cannot be exercised unless Signet achieves an annual rate of compound growth in earnings per share above the retail price index. The performance criteria are measured over a three year period from the start of the fiscal year in which the award is granted. Effective from Fiscal 2008, grants awarded under the 2003 Plans, other than for employee directors, are no longer subject to the performance criteria. Signet’s Executive Plans, which are shareholder approved, permit the grant of share options to employees for up to 10% of the issued Common Shares over any 10 year period, including any other employees share plans adopted by Signet or a maximum of 5% over 10 years including discretionary option plans. A maximum of 8,568,841 shares may be issued pursuant to options granted to US and UK participants in the Executive Plans. During Fiscal 2014, the plan periods for the Executive Plans expired. As a result, no additional awards may be granted under the Executive Plans as of February 1, 2014.

The Fiscal 2014 activity for awards granted under the Executive Plans is as follows:

	Executive Plans
	No. of shares	Weighted average exercise price	Weighted average remaining contractual life	Intrinsic value(1)
	millions			millions
Outstanding at February 2, 2013	0.3	$39.07	3.4 years	$6.5
Fiscal 2014 activity:
Granted	—	$—
Exercised	(0.2)	$39.28
Lapsed	—	$—

Outstanding at February 1, 2014	0.1	$39.11	3.5 years	$4.1

Exercisable at February 2, 2013	0.3	$39.07		$6.5
Exercisable at February 1, 2014	0.1	$39.11		$4.1

(1)	Intrinsic value for outstanding awards is based on the fair market value of Signet’s common stock on the last business day of the fiscal year.

The following table summarizes additional information about awards granted under the Executive Plans:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
(in millions)
Total intrinsic value of options exercised	$4.8	$9.0	$5.2

Cash received from share options exercised	$6.3	$18.9	$7.4

24. Related party transactions

There are no material related party transactions.

25. Subsequent Event

On February 19, 2014, Signet entered into a definitive agreement with Zale Corporation (“Zale”) to acquire all of Zale’s issued and outstanding common stock for $21.00 per share in cash, or approximately $1.4 billion including net debt. The proposed acquisition reflects our strategy to diversify our businesses and extend our international footprint. The acquisition is expected to be financed through the securitization of a significant portion of Signet’s US accounts receivable portfolio, bank debt and other debt financing. Signet has secured a commitment for bridge financing and a new underwritten term loan facility in connection with the transaction. Completion of the transaction is subject to customary closing conditions, including approval by Zale stockholders and regulatory approval.

26.	Condensed Consolidating Financial Information

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” We and certain of our subsidiaries will guarantee the obligations under certain debt securities that may be issued by Signet UK Finance plc. The following presents the condensed consolidating financial information for: (i) the indirect Parent Company (Signet Jewelers Limited); (ii) the Issuer of the guaranteed obligations (Signet UK Finance plc); (iii) the Guarantor subsidiaries, on a combined basis; (iv) the Non-Guarantor subsidiaries, on a combined basis; (v) Consolidating eliminations; and (vi) Signet Jewelers Limited and Subsidiaries on a consolidated basis. Each Guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The Guarantor subsidiaries, along with Signet Jewelers Limited, will fully and unconditionally guarantee the obligations of Signet UK Finance plc under any such debt securities. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements.

The accompanying consdensed consolidating finanical information has been presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the subsidiaries’ cumulative results of operations, capital contributions and distributions, and other changes in equity. Elimination entries include consolidating and eliminating entries for investments in subsidiaries, and intercompany activity and balances.

Supplemental Condensed Consolidated Income Statement

For the 52 week period ended February 1, 2014

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Sales	$—	$—	$4,162.9	$46.3	$—	$4,209.2
Cost of sales	—	—	(2,621.2)	(7.5)	—	(2,628.7)

Gross margin	—	—	1,541.7	38.8	—	1,580.5
Selling, general and administrative expenses	(2.9)	—	(1,193.1)	(0.7)	—	(1,196.7)
Other operating income, net	—	—	183.8	2.9	—	186.7

Operating (loss) income	(2.9)	—	532.4	41.0	—	570.5
Intercompany interest (expense) income	—	—	(34.5)	34.5	—	—
Interest expense, net	—	—	(3.9)	(0.1)	—	(4.0)

(Loss) income before income taxes	(2.9)	—	494.0	75.4	—	566.5
Income taxes	—	—	(196.8)	(1.7)	—	(198.5)

Equity in income of subsidiaries	370.9	—	344.2	301.3	(1,016.4)	—

Net income	$368.0	$—	$641.4	$375.0	$(1,016.4)	$368.0

Supplemental Condensed Consolidated Income Statement

For the 53 week period ended February 2, 2013

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Sales	$—	$—	$3,948.5	$34.9	$—	$3,983.4
Cost of sales	—	—	(2,443.4)	(2.6)	—	(2,446.0)

Gross margin	—	—	1,505.1	32.3	—	1,537.4
Selling, general and administrative expenses	(3.5)	—	(1,135.6)	0.8	—	(1,138.3)
Other operating income, net	—	—	161.7	(0.3)	—	161.4

Operating (loss) income	(3.5)	—	531.2	32.8	—	560.5
Intercompany interest (expense) income	—	—	(41.1)	41.1	—	—
Interest expense, net	—	—	(3.7)	0.1	—	(3.6)

(Loss) income before income taxes	(3.5)	—	486.4	74.0	—	556.9
Income taxes	—	—	(195.8)	(1.2)	—	(197.0)

Equity in income of subsidiaries	363.4	—	333.9	295.1	(992.4)	—

Net income	$359.9	$—	$624.5	$367.9	$(992.4)	$359.9

Supplemental Condensed Consolidated Income Statement

For the 52 week period ended January 28, 2012

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Sales	$—	$—	$3,719.6	$29.6	$—	$3,749.2
Cost of sales	—	—	(2,311.4)	(0.2)	—	(2,311.6)

Gross margin	—	—	1,408.2	29.4	—	1,437.6
Selling, general and administrative expenses	(4.3)	—	(1,053.2)	0.8	—	(1,056.7)
Other operating income, net	0.1	—	126.8	(0.4)	—	126.5

Operating (loss) income	(4.2)	—	481.8	29.8	—	507.4
Intercompany interest (expense) income	—	—	(43.0)	43.0	—	—
Interest expense, net	—	—	(5.2)	(0.1)	—	(5.3)

(Loss) income before income taxes	(4.2)	—	433.6	72.7	—	502.1
Income taxes	—	—	(173.8)	(3.9)	—	(177.7)

Equity in income of subsidiaries	328.6	—	308.8	269.4	(906.8)	—

Net income	$324.4	$—	$568.6	$338.2	$(906.8)	$324.4

Supplemental Condensed Consolidated Statement of Comprehensive Income

For the 52 week period ended February 1, 2014

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Net income	$368.0	$—	$641.4	$375.0	$(1016.4)	$368.0
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	13.9	(2.7)	1.2	12.4
Cash flow hedges:
Unrealized loss	—	—	(22.0)	—	—	(22.0)
Reclassification adjustment for losses to net income	—	—	6.7	—	—	6.7
Pension plan:
Actuarial gain	—	—	0.2	—	—	0.2
Reclassification adjustment to net income for amortization of actuarial loss	—	—	1.7	—	—	1.7
Prior service benefit	—	—	(0.7)	—	—	(0.7)
Reclassification adjustment to net income for amortization of prior service credits	—	—	(1.1)	—	—	(1.1)

Total other comprehensive (loss) income	$—	$—	$(1.3)	$(2.7)	$1.2	$(2.8)

Total comprehensive income	$368.0	$—	$640.1	$372.3	$(1,015.2)	$365.2

Supplemental Condensed Consolidated Statement of Comprehensive Income

For the 53 week period ended February 2, 2013

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Net income	$359.9	$—	$624.5	$367.9	$(992.4)	$359.9
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	(0.6)	0.1	—	(0.5)
Cash flow hedges:
Unrealized loss	—	—	(6.7)	—	—	(6.7)
Reclassification adjustment for gains to net income	—	—	(14.4)	—	—	(14.4)
Pension plan:
Actuarial gain	—	—	4.7	—	—	4.7
Reclassification adjustment to net income for amortization of actuarial loss	—	—	2.4	—	—	2.4
Prior service benefit	—	—	(0.8)	—	—	(0.8)
Reclassification adjustment to net income for amortization of prior service credits	—	—	(1.2)	—	—	(1.2)

Total other comprehensive (loss) income	$—	$—	$(16.6)	$0.1	$—	$(16.5)

Total comprehensive income	$359.9	$—	$607.9	$368.0	$(992.4)	$343.4

Supplemental Condensed Consolidated Statement of Comprehensive Income

For the 52 week period ended January 28, 2012

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Net income	$324.4	$—	$568.6	$338.2	$(906.8)	$324.4
Other comprehensive income:
Foreign currency translation adjustments	—	—	(4.4)	0.6	(0.1)	(3.9)
Cash flow hedges:
Unrealized gain	—	—	32.2	—	—	32.2
Reclassification adjustment for gains to net income	—	—	(16.0)	—	—	(16.0)
Pension plan:
Actuarial loss	—	—	(7.3)	—	—	(7.3)
Reclassification adjustment to net income for amortization of actuarial loss	—	—	1.8	—	—	1.8
Prior service costs	—	—	5.5	—	—	5.5
Reclassification adjustment to net income for amortization of prior service credits	—	—	(0.7)	—	—	(0.7)

Total other comprehensive income	$—	$—	$11.1	$0.6	$(0.1)	$11.6

Total comprehensive income	$324.4	$—	$579.7	$338.8	$(906.9)	$336.0

Supplemental Condensed Consolidated Balance Sheet

February 1, 2014

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Assets
Current assets:
Cash and cash equivalents	$1.4	$—	$237.0	$9.2	$—	$247.6
Accounts receivable, net	—	—	1,361.3	12.7	—	1,374.0
Intercompany receivables, net	47.7	—	—	238.0	(285.7)	—
Other receivables	—	—	51.1	0.4	—	51.5
Other current assets	—	—	86.5	0.5	—	87.0
Deferred tax assets	—	—	2.8	0.2	—	3.0
Income taxes	—	—	6.0	0.5	—	6.5
Inventories	—	—	1,434.5	53.5	—	1,488.0

Total current assets	49.1	—	3,179.2	315.0	(285.7)	3,257.6

Non-current assets:
Property, plant and equipment, net	—	—	481.5	6.1	—	487.6
Investment in subsidiaries	2,526.3	—	1,452.8	1,143.2	(5,122.3)	—
Intercompany receivables, net	—	—	—	1,098.0	(1,098.0)	—
Other assets	—	—	110.4	3.6	—	114.0
Deferred tax assets	—	—	113.6	0.1	—	113.7
Retirement benefit asset	—	—	56.3	—	—	56.3

Total assets	$2,575.4	$—	$5,393.8	$2,566.0	$(6,506.0)	$4,029.2

Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$—	$—	$19.3	$—	$—	$19.3
Accounts payable	—	—	160.5	2.4	—	162.9
Intercompany payables, net	—	—	285.7	—	(285.7)	—
Accrued expenses and other current liabilities	12.3	—	313.1	3.1	—	328.5
Deferred revenue	—	—	173.0	—	—	173.0
Deferred tax liabilities	—	—	113.1	—	—	113.1
Income taxes	—	—	101.3	2.6	—	103.9

Total current liabilities	12.3	—	1,166.0	8.1	(285.7)	900.7

Non-current liabilities:
Intercompany payables, net	—	—	1,098.0	—	(1,098.0)	—
Other liabilities	—	—	118.5	3.2	—	121.7
Deferred revenue	—	—	443.7	—	—	443.7

Total liabilities	12.3	—	2,826.2	11.3	(1,383.7)	1,466.1

Total shareholders’ equity	2,563.1	—	2,567.6	2,554.7	(5,122.3)	2,563.1

Total liabilities and shareholders’ equity	$2,575.4	$—	$5,393.8	$2,566.0	$(6,506.0)	$4,029.2

Supplemental Condensed Consolidated Balance Sheet

February 2, 2013

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Assets
Current assets:
Cash and cash equivalents	$13.4	$—	$271.3	$16.3	$—	$301.0
Accounts receivable, net	—	—	1,198.8	6.5	—	1,205.3
Intercompany receivables, net	37.3	—	—	715.8	(753.1)	—
Other receivables	—	—	41.8	0.3	—	42.1
Other current assets	0.2	—	85.0	0.4	—	85.6
Deferred tax assets	—	—	1.1	0.5	—	1.6
Income taxes	—	—	3.5	—	—	3.5
Inventories	—	—	1,360.9	36.1	—	1,397.0

Total current assets	50.9	—	2,962.4	775.9	(753.1)	3,036.1

Non-current assets:
Property, plant and equipment, net	—	—	429.7	0.7	—	430.4
Investment in subsidiaries	2,288.9	—	1,335.3	1,039.3	(4,663.5)	—
Intercompany receivables, net	—	—	—	600.0	(600.0)	—
Other assets	—	—	99.9	—	—	99.9
Deferred tax assets	—	—	104.1	—	—	104.1
Retirement benefit asset	—	—	48.5	—	—	48.5

Total assets	$2,339.8	$—	$4,979.9	$2,415.9	$(6,016.6)	$3,719.0

Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$—	$—	$—	$—	$—	$—
Accounts payable	—	—	160.0	(4.1)	—	155.9
Intercompany payables, net	—	—	753.1	—	(753.1)	—
Accrued expenses and other current liabilities	9.9	—	312.3	4.2	—	326.4
Deferred revenue	—	—	159.7	—	—	159.7
Deferred tax liabilities	—	—	129.6	—	—	129.6
Income taxes	—	—	95.9	4.4	—	100.3

Total current liabilities	9.9	—	1,610.6	4.5	(753.1)	871.9

Non-current liabilities:
Intercompany payables, net	—	—	600.0	—	(600.0)	—
Other liabilities	—	—	106.1	5.2	—	111.3
Deferred revenue	—	—	405.9	—	—	405.9

Total liabilities	9.9	—	2,722.6	9.7	(1,353.1)	1,389.1

Total shareholders’ equity	2,329.9	—	2,257.3	2,406.2	(4,663.5)	2,329.9

Total liabilities and shareholders’ equity	2,339.8	$—	$4,979.9	$2,415.9	$(6,016.6)	$3,719.0

Supplemental Condensed Consolidated Statement of Cash Flows

For the 52 week period ended February 1, 2014

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Cash flows from operating activities
Other cash provided by operating activities	$137.3	$—	$421.3	$286.9	$(610.0)	$235.5

Net cash provided by operating activities	137.3	—	421.3	286.9	(610.0)	235.5

Investing activities
Purchase of property, plant and equipment	—	—	(152.6)	(0.1)	—	(152.7)
Investment in subsidiaries	(0.3)	—	(11.0)	(11.0)	22.3	—
Acquisition of Ultra Stores, Inc., net of cash received	—	—	1.4	—	—	1.4
Acquisition of diamond polishing factory	—	—	—	(9.1)	—	(9.1)

Net cash used in investing activities	(0.3)	—	(162.2)	(20.2)	22.3	(160.4)

Financing activities
Dividends paid	(46.0)	—	—	—	—	(46.0)
Intercompany dividends paid	—	—	(104.4)	(35.6)	140.0	—
Proceeds from issuance of common shares	9.3	—	—	22.3	(22.3)	9.3
Excess tax benefit from exercise of share awards	—	—	6.5	—	—	6.5
Repurchase of common shares	(104.7)	—	—	—	—	(104.7)
Net settlement of equity based awards	(9.2)	—	—	—	—	(9.2)
Proceeds from short-term borrowings	—	—	19.3	—	—	19.3
Intercompany activity, net	1.6	—	(214.6)	(257.0)	470.0	—

Net cash used in financing activities	(149.0)	—	(293.2)	(270.3)	587.7	(124.8)

Cash and cash equivalents at beginning of period	13.4	—	271.3	16.3	—	301.0
Decrease in cash and cash equivalents	(12.0)	—	(34.1)	(3.6)	—	(49.7)
Effect of exchange rate changes on cash and cash equivalents	—	—	(0.2)	(3.5)	—	(3.7)

Cash and cash equivalents at end of period	$1.4	$—	$237.0	$9.2	$—	$247.6

Supplemental Condensed Consolidated Statement of Cash Flows

For the 53 week period ended February 2, 2013

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Cash flows from operating activities
Other cash provided by operating activities	$305.7	$—	$512.5	$280.5	$(786.0)	$359.9

Net cash provided by operating activities	305.7	—	512.5	280.5	(786.0)	$312.7

Investing activities
Purchase of property, plant and equipment	—	—	(134.0)	(0.2)	—	(134.2)
Acquisition of Ultra Stores, Inc., net of cash received	—	—	(56.7)	—	—	(56.7)

Net cash used in investing activities	—	—	(190.7)	(0.2)	—	(190.9)

Financing activities
Dividends paid	(38.4)	—	—	—	—	(38.4)
Intercompany dividends paid	—	—	(520.1)	(265.9)	786.0	—
Proceeds from issuance of common shares	21.6	—	—	—	—	21.6
Excess tax benefit from exercise of share awards	—	—	7.4	—	—	7.4
Repurchase of common shares	(287.2)	—	—	—	—	(287.2)
Net settlement of equity based awards	(11.5)	—	—	—	—	(11.5)
Intercompany activity, net	17.1	—	(9.9)	(7.2)	—	—

Net cash used in financing activities	(298.4)	—	(522.6)	(273.1)	786.0	(308.1)

Cash and cash equivalents at beginning of period	6.1	—	471.6	9.1	—	486.8
Increase (decrease) in cash and cash equivalents	7.3	—	(200.8)	7.2	—	(186.3)
Effect of exchange rate changes on cash and cash equivalents	—	—	0.5	—	—	0.5

Cash and cash equivalents at end of period	$13.4	$—	$271.3	$16.3	$—	$301.0

Supplemental Condensed Consolidated Statement of Cash Flows

For the 52 week period ended January 28, 2012

	Signet Jewelers Limited	Signet UK Finance plc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(in millions)
Cash flows from operating activities
Other cash provided by operating activities	$45.7	$—	$665.2	$306.5	$(692.2)	$325.2

Net cash provided by operating activities	45.7	—	665.2	306.5	(692.2)	325.2

Investing activities
Purchase of property, plant and equipment	—	—	(97.8)	—	—	(97.8)
Investment in subsidiaries	—	—	(4.2)	(2.4)	6.6	—

Net cash used in investing activities	—	—	(102.0)	(2.4)	6.6	(97.8)

Financing activities
Dividends paid	(8.7)	—	—	—	—	(8.7)
Intercompany dividends paid	—	—	(253.3)	(438.9)	692.2	—
Proceeds from issuance of common shares	10.6	—	—	2.4	(2.4)	10.6
Excess tax benefit from exercise of share awards	—	—	3.9	—	—	3.9
Repurchase of common shares	(12.7)	—	—	—	—	(12.7)
Credit facility fees paid	—	—	(2.1)	—	—	(2.1)
Repayment of short-term borrowings	—	—	(31.0)	—	—	(31.0)
Intercompany activity, net	(38.6)	—	(80.6)	123.4	(4.2)	—

Net cash used in financing activities	(49.4)	—	(363.1)	(313.1)	685.6	(40.0)

Cash and cash equivalents at beginning of period	9.8	—	275.0	17.3	—	302.1
(Decrease) increase in cash and cash equivalents	(3.7)	—	200.1	(9.0)	—	187.4
Effect of exchange rate changes on cash and cash equivalents	—	—	(3.5)	0.8	—	(2.7)

Cash and cash equivalents at end of period	$6.1	$—	$471.6	$9.1	$—	$486.8

QUARTERLY FINANCIAL INFORMATION—UNAUDITED

The sum of the quarterly earnings per share data may not equal the full year amount as the computations of the weighted average shares outstanding for each quarter and the full year are calculated independently.

The following information incorporates the change in accounting for extended service plans that is described in Item 6 and Item 8.

	Fiscal 2014 Quarters ended
	May 4, 2013	August 3, 2013	November 2, 2013	February 1, 2014
(in millions, except per share amounts)
Sales	$993.6	$880.2	$771.4	$1,564.0
Gross margin	382.8	309.7	239.2	648.8
Net income	91.8	67.4	33.6	175.2

Earnings per share – basic	$1.14	$0.84	$0.42	$2.20
– diluted	$1.13	$0.84	$0.42	$2.18

	Fiscal 2013 Quarters ended
	April 28, 2012	July 28, 2012	October 27, 2012	February 2, 2013
(in millions, except per share amounts)
Sales	$900.0	$853.9	$716.2	$1,513.3
Gross margin	353.7	311.2	235.4	637.1
Net income	82.5	70.7	34.9	171.8

Earnings per share – basic	$0.96	$0.86	$0.43	$2.13
– diluted	$0.96	$0.85	$0.43	$2.12